UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cooper Industries, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 12, 2009
Dear Shareholder:
On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Cooper Industries’ shareholders. The meeting will be held on Monday, April 27, 2009, at 11:30 a.m. in the 54th Floor conference room, Chase Tower, 600 Travis, Houston, Texas.
The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of four directors.
This year, we have elected to furnish proxy materials to shareholders on the Internet pursuant to rules recently adopted by the Securities and Exchange Commission. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient, more cost effective and more environmentally friendly. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to each of our shareholders except certain shareholders including those who previously elected to receive all future proxy materials in written format.
Your vote is important. Please take a moment now to vote your proxy over the Internet, by telephone or if this proxy statement was mailed to you by signing, dating and returning your proxy card in the envelope provided, even if you plan to attend the meeting. The Notice of Annual Meeting on the inside cover of this proxy statement include instructions on how to vote your shares.
The Board of Directors appreciates and encourages shareholder participation. Thank you for your continued support.
Sincerely,
Kirk S. Hachigian
Chairman, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
COOPER INDUSTRIES, LTD.
P.O. Box 4446
Houston, Texas 77210

TIME	11:30 a.m. on Monday, April 27, 2009.

PLACE	Chase Tower, 54th Floor, 600 Travis, Houston, Texas.

Free parking is available at J.P. Morgan Chase Center, which is located at 601 Travis.

You can obtain directions to attend the Annual Meeting at www.cooperindustries.com/common/investorcenter/.

ITEMS OF BUSINESS	1. Elect four directors for the term expiring at the 2012 Annual Meeting of Shareholders.

2. Appoint Ernst & Young LLP as our independent auditors for the year ending December 31, 2009 and authorize the Audit Committee of the Board of Directors to determine their remuneration.

3. If presented at the meeting, consider and vote upon a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

4. Consider any other matters to come properly before the meeting or any adjournment thereof.

RECORD DATE	Holders of Class A common shares of record at the close of business on February 27, 2009, may vote at the meeting.

FINANCIAL STATEMENTS	Our audited financial statements for the year ended December 31, 2008, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in our Form 10-K, which is contained in the Annual Report that accompanies this proxy statement.

VOTING YOUR PROXY	In order to avoid additional soliciting expense to Cooper, please vote your proxy as soon as possible, even if you plan to attend the meeting. Shareholders of record can vote by one of the following methods:

1. CALL 1-800-690-6903 to vote by telephone anytime up to 11:59 p.m. Eastern Standard time on April 26, 2009 OR

2. GO TO THE WEBSITE:
www.proxyvote.com to vote over the Internet anytime up to 11:59 p.m. Eastern Standard time on April 26, 2009; OR

3.  IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

INTERNET AVAILABILITY OF PROXY MATERIALS	Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 27, 2009. The proxy statement and Annual Report to Shareholders are also available at www.proxyvote.com
By order of the Board of Directors:
Terrance V. Helz
Associate General Counsel and Secretary
Houston, Texas
March 12, 2009

PROXY STATEMENT
     The Board of Directors of Cooper Industries, Ltd. (“Cooper”) is soliciting your proxy to vote at our 2009 Annual Meeting of Shareholders on April 27, 2009. This booklet contains information about the items being voted on at the Annual Meeting and information about Cooper. The proxy materials are being sent to our shareholders on or about March 12, 2009.
QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the Internet availability of proxy materials this year instead of a full set of printed proxy materials?
     Pursuant to the rules recently adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet to our shareholders. Accordingly, we have sent a Notice of Internet Availability of Proxy Materials to all our shareholders as of the record date except certain shareholders including those who previously signed up to receive all future proxy materials in printed form. The notice contains instructions on how to access our proxy materials over the Internet as well as on how to request a printed copy. If you received such a notice, you will not receive a printed copy of our proxy materials unless you request one.
     In addition, by following the instructions in the Notice of Internet Availability of Proxy Materials, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
     Certain shareholders, including those who previously signed up to receive all future proxy materials in printed form, are receiving copies of our proxy statement and Annual Report by mail and will not receive a Notice of Internet Availability of Proxy Materials.

What may I vote on?
•	The election of four nominees to serve on our Board of Directors;

•	The appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2009 and authorization of the Audit Committee of the Board of Directors to determine their remuneration; and

•	If properly presented, a shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

How does the Board recommend I vote on the proposals?
     The Board recommends voting:
•	FOR each of the nominees for the Board of Directors;

•	FOR the appointment of Ernst & Young LLP as our independent auditors; and

•	AGAINST the shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.

Who is entitled to vote?
Holders of Class A common shares as of the close of business on February 27, 2009 may vote at the Annual Meeting.

How do I vote?
We request that you vote your shares as promptly as possible. You may vote your shares by means of a proxy using one of the following methods of voting if you have shares registered in your own name:
•	electronically using the Internet,

•	by telephone, or

•	if this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.
The instructions for these three methods are contained on the Notice of Annual Meeting which immediately follows the cover page of this proxy statement and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board of Directors. The giving of such proxy does not affect your right to vote in person if you attend the meeting.
If your shares are not registered in your name and you hold Cooper shares through a broker, bank or other agent, you may appoint proxies and vote as provided by that bank, broker or other agent. You may also vote your shares in person at the Annual Meeting, but you must request a “legal proxy” to do so. To request a legal proxy, please follow the instructions at www.proxyvote.com or request a paper copy of the proxy materials. If your shares are not registered in your name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker or agent in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting in order to vote.

Can I revoke my proxy card?
Whichever voting method you use, you have the right to revoke your proxy at any time before the meeting by:
•	filing with Cooper’s Corporate Secretary an instrument revoking your proxy;

•	attending the meeting and giving notice of revocation; or

•	submitting a later-dated proxy by any of the three voting methods described above.

Is my vote confidential?
Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to an independent inspector of election and handled in a manner that protects your voting privacy. The independent inspector of election will count the votes. We have adopted a confidential voting policy which provides that your vote will not be disclosed except: (1) to respond to written comments on the proxy card; (2) as required by law; or (3) in other limited circumstances, such as a proxy contest in opposition to the Board.

What shares are included on my proxy card?
The shares listed on your Notice of Internet Availability of Proxy Materials and your proxy card represent ALL of your record shares, including the following, as applicable:
•	shares held in the Cooper Dividend Reinvestment and Stock Purchase Plan;

•	shares held in custody for your account by State Street Bank, as Trustee of the Cooper Industries Retirement Savings and Stock Ownership Plan (“CO-SAV”); and

•	shares held in a book-entry account at Computershare Trust Company, N.A., Cooper’s transfer agent, including shares acquired through Cooper’s Employee Stock Purchase Plan.
If you do not properly submit your proxy by one of the three methods described above, your shares (except for CO-SAV) will not be voted. See the question below for an explanation of the voting procedure for CO-SAV shares.
If you hold shares in a broker account, you will receive a separate proxy card and instructions from your broker.

How is Cooper Stock in CO-SAV voted?
If you hold Cooper Class A common shares through CO-SAV, you must instruct the CO-SAV Trustee, State Street Bank, how to vote your shares. If you do not properly submit your proxy by one of the three methods described above (or if you submit your proxy with an unclear voting designation, or with no voting designation at all), then the Trustee will vote the shares in your CO-SAV account in proportion to the way the other CO-SAV participants voted their shares. The Trustee will also vote Class A common shares not yet allocated to participants’ accounts in proportion to the way that CO-SAV participants voted their shares. CO-SAV votes receive the same confidentiality as all other shares voted.

How many shares can vote?
As of the February 27, 2009 record date, 204,319,542 Class A common shares were issued and outstanding. These are the only securities entitled to vote. Each holder of Class A common shares is entitled to one vote for each share held. Certain wholly-owned subsidiaries of Cooper held 36,839,015 Class A common shares on February 27, 2009. A voting agreement requires that the Class A common shares held by the Cooper subsidiaries will be voted (or abstained from voting) in the same proportion as the Class A common shares held by other shareholders. As a result, the voting of shares held by Cooper subsidiaries does not dilute the voting power of other shareholders. Cooper also has 109,620,258 Class B common shares outstanding as of the record date that are held by a Cooper subsidiary. The Class B common shares have no vote on the matters presented at this meeting. The Class B common shares are convertible into Class A common shares on a one-to-one basis in the following circumstances: (1) as consideration for any acquisition by Cooper of the stock or assets of a third party, and (2) to satisfy obligations under Cooper’s equity plans to issue Class A common shares to plan participants.

What vote is required for approval?
Provided a quorum is present, the election of a director requires a plurality of the votes cast by shareholders represented in person or by proxy and entitled to vote at the meeting. The appointment of the independent auditors and the shareholder proposal require the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on such matters. Abstentions have the same effect as a vote against the proposal. Broker nonvotes are not counted for purposes of voting, but are counted for purposes of a quorum.

What is a “quorum”?
A “quorum” is a majority of the issued and outstanding Class A common shares. Shareholders may represent their shares by attending the meeting or their shares may be represented at the meeting by proxy. There must be a quorum for the meeting to be held. If you submit a valid proxy by any of the described methods, even if you abstain from voting, then you will be considered part of the quorum.

Who can attend the Annual Meeting?
If you own Cooper shares on February 27, 2009, you may attend the Annual Meeting. Please indicate on your proxy if you plan to attend. If your shares are held through a broker and you would like to attend, please write to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002, or bring proof of ownership to the meeting.

How will voting on any other business be conducted?
Although we do not know of any other business to be considered at the 2009 Annual Meeting, if any other business is properly presented at the Annual Meeting, your proxy will be voted as determined by the persons voting the proxies.

When are the shareholder proposals for the 2010 Annual Meeting due?
All shareholder proposals must be submitted in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002. Any shareholder who intends to present a proposal at the 2010 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 12, 2009, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion. If a shareholder proposal is received after January 27, 2010, the persons voting the proxies may vote in their discretion on such proposal as to all the shares for which they have received proxies for the 2010 Annual Meeting of Shareholders.

What are the costs of this proxy solicitation?
We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses of forwarding proxy and solicitation materials to shareholders. Our directors, officers and employees may also solicit proxies without additional compensation by letter, telephone or otherwise. We will bear all expenses of solicitation.

COOPER STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     As of February 27, 2009, there were 20,251 registered holders of Class A common shares. We know of no person who was the beneficial owner of more than five percent of the outstanding shares of any class of voting securities as of that date, other than the following which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission.

		Amount and Nature		Percent
		of Beneficial		of
Title and Class	Name and Address of Beneficial Owner	Ownership		Class(4)
Class A common shares	FMR LLC	23,181,076	(1)	13.88%
	82 Devonshire Street
	Boston, MA 02109

Class A common shares	Barrow, Hanley, Mewhinney & Strauss	14,177,700	(2)	8.49%
	2200 Ross Avenue, 31st Floor
	Dallas, TX 75201-2761

Class A common shares	Vanguard Windsor Funds	13,669,800	(3)	8.19%
	Vanguard Windsor II Fund
	100 Vanguard Boulevard
	Malvern, PA 19355

(1)	Based on Schedule 13G filed February 17, 2009, jointly on behalf of Edward C. Johnson 3rd, FMR LLC, and its subsidiaries and affiliates, Fidelity Management & Research Company (“Fidelity”), FIL Limited, Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and Strategic Advisors, Inc. The shares are beneficially owned as follows: Fidelity – 22,441,994 shares (including 11,010,641 held by Fidelity Contrafund); FIL Limited – 248,430 shares; Pyramis Global Advisors LLC – 40,200 shares; Pyramis Global Advisors Trust Company – 167,240 shares; and Strategic Advisors, Inc. – 283,212 shares. The Fidelity Funds’ Board of Trustees has sole voting power over the shares that are beneficially owned by Fidelity, and Edward C. Johnson 3rd and FMR LLC, through control of Fidelity and the Fidelity Funds, each has sole dispositive power over the 22,441,994 shares owned by the Fidelity Funds. Edward C. Johnson 3rd and FMR LLC, through control of Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company, and FMR LLC subsidiaries including Strategic Advisors, Inc., each has sole dispositive power and sole power to vote or direct the voting of the shares beneficially owned by such affiliated companies. FIL Limited has sole dispositive and voting power over 248,430 shares. The address of Fidelity and Strategic Advisors, Inc. is 82 Devonshire Street, Boston, MA 02109. The address of FIL Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda and the address of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 53 State Street, Boston, MA 02109.

(2)	Based on Schedule 13G filed February 11, 2009 by Barrow, Hanley, Mewhinney & Strauss, Inc., which has sole dispositive power over 14,177,700 shares, sole voting power over 90,000 shares and shared voting power over 14,087,700 shares.

(3)	Based on Schedule 13G filed February 12, 2009 by Vanguard Windsor Funds – Vanguard Windsor II Fund, which has sole voting power over 13,669,800 shares.

(4)	Calculated on the basis of 166,908,287 Class A common shares that are publicly held as of December 31, 2008 and excludes the Class A common shares held by Cooper subsidiaries.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Board of Directors is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.
     The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 2012. The nominees are: Ivor J. Evans, Kirk S. Hachigian, Lawrence D. Kingsley and James R. Wilson. All of the nominees are current members of the class whose term expires at the meeting.
     If any nominee becomes unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors. Following is certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting.
NOMINEES FOR TERMS EXPIRING IN 2012

IVOR J. EVANS Chairman – Committee on Nominations and Corporate Governance Member – Management Development and Compensation Committee Director since 2003 Age 66	Mr. Evans is an operating partner of Thayer Hidden Creek, a private equity firm. He previously served as Vice Chairman of Union Pacific Corporation and its principal operating company, Union Pacific Railroad Company, a rail carrier and transportation company, until February 2005. He is also a director of ArvinMeritor, Inc., Spirit Aerosystems Holdings, Inc., and Textron Inc.
KIRK S. HACHIGIAN Chairman – Executive Committee Director since 2004 Age 49
Mr. Hachigian is Chairman, President and Chief Executive Officer of Cooper Industries, Ltd. He was named Chairman in February 2006 and President and Chief Executive Officer in May 2005. He previously held various executive positions with Cooper since joining the Company in April 2001. He is also a director of PACCAR Inc.
LAWRENCE D. KINGSLEY Member – Management Development and Compensation Committee Director since 2007 Age 46
Mr. Kingsley is Chairman, President and Chief Executive Officer of IDEX Corporation, an engineered industrial products company. He was named Chairman in April 2006, President and Chief Executive Officer in March 2005 and Chief Operating Officer in August 2004. He previously held various executive positions with Danaher Corporation, a manufacturer of industrial and consumer products, most recently serving as Corporate Vice President and Group Executive for the Sensors and Controls business from March 2004. He is also a director of IDEX Corporation.
JAMES R. WILSON Member – Audit Committee Director since 1997 Age 68	Mr. Wilson served as Chairman, President and Chief Executive Officer of Cordant Technologies Inc. from 1995 until 2000, when he retired.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2010

STEPHEN G. BUTLER Chairman – Audit Committee Director since 2002 Age 61	Mr. Butler served as Chairman and Chief Executive of the accounting firm, KPMG LLP, from 1996 until June 2002, when he retired. He is also a director of ConAgra Foods, Inc. and Ford Motor Company.

DAN F. SMITH Chairman – Management Development and Compensation Committee Member – Executive Committee Director since 1998 Age 62	Mr. Smith currently serves as Chairman of the Board of Kraton Polymers LLC, a privately held chemical company. He previously served as President and Chief Executive Officer of Lyondell Chemical Company, a petrochemicals and refining operations company, from 1996 until January 2008 when Lyondell Chemical Company became a subsidiary of Lyondell Basell Industries AF S.C.A. From November 1988 until December 2007, he served as a member of the Board of Lyondell Chemical Company and served as the Board’s Chairman from May 2007 until December 2007. From 1997 until January 2008, he also served as Chief Executive Officer and a member of the Partnership Governance Committee of Equistar Chemicals, LP. He also has served as the Chief Executive Officer of Millennium Chemicals Inc. from December 2004 until January 2008. Equistar Chemicals, LP and Millennium Chemicals Inc. are wholly owned subsidiaries of Lyondell.

GERALD B. SMITH Deputy Chairman and Presiding Non-Management Director Member – Audit Committee, Committee on Nominations and Corporate Governance and Executive Committee Director since 2000 Age 58	Mr. Smith is Chairman and Chief Executive Officer of Smith Graham & Company, an investment Management firm that he founded in 1990. He is also a director of The Charles Schwab Family of Funds and Chairman of the Audit Committee of ONEOK Partners, L.P.

MARK S. THOMPSON Member – Committee on Nominations and Corporate Governance Director since 2007 Age 52	Dr. Thompson has served as Chairman, President and Chief Executive Officer of Fairchild Semiconductor International, Inc., a company providing semiconductor solutions, since May 2008 and as President and Chief Executive Officer since April 2005. He previously served as Executive Vice President, Manufacturing and Technology Group, since December 2004. Prior to joining Fairchild Semiconductor, he was President and Chief Executive Officer of Big Bear Networks, Inc., a company providing optoelectronic network solutions, since August 2001. He is also a director of American Science and Engineering, Inc. and Fairchild Semiconductor International, Inc.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2011

ROBERT M. DEVLIN Member – Executive Committee and Management Development and Compensation Committee Director since 1997 Age 68	Mr. Devlin is Chairman of Curragh Capital Partners, a private equity firm. He is a principal owner and director of Forethought Financial Group, Inc., a life insurance and financial services company. He is also a director of Discover Financial Services and LKQ Corporation.

LINDA A. HILL Member –Management Development and Compensation Committee Director since 1994 Age 52	Ms. Hill is a Professor at the Harvard Business School. She joined the faculty of Harvard Business School in 1984 as an Assistant Professor in organizational behavior and human resource Management. She was named Associate Professor in 1991, Professor in 1995 and the Wallace Brett Donham Professor of Business Administration in 1997. She is also a director of State Street Corporation.

JAMES J. POSTL Member – Audit Committee and Committee on Nominations and Corporate Governance Director since 2003 Age 63	Mr. Postl served as President and Chief Executive Officer of Pennzoil Quaker State Company, a petroleum products company, from May 2000 until October 2002 when he retired. He joined Pennzoil in October 1998 as President and Chief Operating Officer. He is also a director of Centex Corporation and the American Balanced Fund.

INFORMATION ABOUT MANAGEMENT
Executive Officers
     The table below contains certain information as of March 1, 2009 with respect to Cooper’s present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

			Years	Executive
			of	Officer
Name	Position	Age	Service	Since
Kirk S. Hachigian	Chairman, President and Chief Executive Officer	49	8	2001
Terry A. Klebe	Senior Vice President and Chief Financial Officer	54	14	1995
C. Thomas O’Grady	Senior Vice President, Business Development	57	4	2005
Bruce M. Taten	Senior Vice President, General Counsel and Chief Compliance Officer	53	1	2008
James P. Williams	Senior Vice President, Human Resources	46	3	2006
Curt J. Andersson	President, Cooper Crouse-Hinds	47	5	2008
Grant L. Gawronski	Vice President, International Operations	46	6	2003
Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	56	3	2008
Ivo Jurek	President, Cooper Bussmann	44	2	2009
Kevin C. Kissling	President, Cooper B-Line	47	6	2008
Gary A. Masse	Group President, Cooper Tools	46	3	2006
David L. Pawl	President, Cooper Wiring Devices	60	3	2008
Neil A. Schrimsher	President, Cooper Lighting	44	3	2008
Michael A. Stoessl	Group President, Cooper Power Systems	45	6	2006
Robert L. Taylor	Chief Marketing Officer	44	4	2008
Laura K. Ulz	Vice President, Operations	46	2	2007
     All of the executive officers have been employed by Cooper in management positions for five years or more, except C. Thomas O’Grady, Bruce M. Taten, James P. Williams, Rick L. Johnson, Ivo Jurek, Gary A. Masse, David L. Pawl, Neil A. Schrimsher, Robert L. Taylor and Laura K. Ulz.
•	C. Thomas O’Grady joined Cooper in 2005 from Roper Industries (controls, fluid handling and instrumentation products) where he served as Vice President, Mergers and Acquisitions since 2001.

•	Bruce M. Taten joined Cooper in 2008 from Nabors Industries (oil and gas) where he served as Vice President and General Counsel since 2002.

•	James P. Williams joined Cooper in 2006 from Danaher Corporation (industrial and consumer products) where he was most recently Corporate Vice President – Human Resources.

•	Rick L. Johnson joined Cooper in 2005 as Vice President, Finance for Cooper Crouse-Hinds. He was appointed Corporate Controller in 2007 and Vice President, Controller and Chief Accounting Officer in 2008. Previously, he was Senior Vice President and Chief Financial Officer for Impulse Wear, Inc. (sportswear) and prior to that he served as Vice President of Finance for the Tyco Electrical and Metal Products division.

•	Ivo Jurek joined Cooper in 2007 as Vice President/General Manager for the Cooper Electronic Technologies business while also serving as managing director for Cooper Bussmann’s Asia Pacific region. He was appointed as President, Cooper Bussmann in January 2009. Prior to joining Cooper, he spent 10 years with International Rectifer Corporation where he held significant general management positions in their automotive and electronic motion systems businesses.

•	Gary A. Masse joined Cooper after nine years with Danaher Corporation (industrial and consumer products) where he most recently served as Vice President and Group Executive of Gilbarco-Veeder Root after holding executive positions in several other units of Danaher.

•	David L. Pawl joined Cooper in 2006 as President, Cooper Wheelock and subsequently served as Corporate Vice President Operations before being appointed as President, Cooper Wiring Devices. Prior to joining Cooper, he spent 26 years with General Electric (industrial, technology and services conglomerate), most recently as President GE Quartz.

•	Neil A. Schrimsher joined Cooper as President, Cooper Lighting in 2006. Prior to joining Cooper, he served as Vice President, Power Distribution & Controls with Siemens Energy & Automation, Inc. (electrical, engineering and automation products and services). He joined Siemens in 2001 as Vice President of the Residential Infrastructure Division.

•	Robert L. Taylor joined Cooper in 2005 as Vice President, Business Development for Cooper Crouse-Hinds. He was appointed Vice President and General Manager of Crouse-Hinds Interconnect business in 2007. Prior to joining Cooper, he spent nearly 16 years with General Electric in various management positions most recently as General Manager of Canada GE Consumer & Industrial Products.

•	Laura K. Ulz joined Cooper in 2007 from Honeywell International (aerospace, automation and controls, specialty materials and transportation systems) where she most recently served as Vice President, Operations for Honeywell’s Environmental and Combustion Controls business. Ms. Ulz joined Honeywell in 1989 and held various positions with increasing levels of responsibility including engineering, quality, process excellence, automation and manufacturing.
Securities Ownership of Officers and Directors
     As of February 13, 2009, each director, nominee and executive officer named in the Summary Compensation Table beneficially owned the number of Cooper Class A common shares listed in the following table. Each of the named individuals owned less than 1%, and all directors and executive officers as a group beneficially owned 2.0% of Cooper’s publicly held outstanding Class A common shares as of that date.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned(1)
Stephen G. Butler	50,225	2)
Robert M. Devlin	82,368	(2)(4)
Ivor J. Evans	43,744	(2)
Kirk S. Hachigian	1,369,676
Linda A. Hill	46,550	(2)
Lawrence D. Kingsley	7,099	2)
James J. Postl	43,451	(2)
Dan F. Smith	65,002	(2)
Gerald B. Smith	39,037	(2)
Mark S. Thompson	7,163	(2)
James R. Wilson	51,565	(2)
Terry A. Klebe	602,195	(3)
Gary A. Masse	78,809
C. Thomas O’Grady	169,375
Michael A. Stoessl	179,944

All Directors and Executive Officers as a Group	3,443,890	(2)(3)(4)

(1)	Includes shares held by executive officers in Cooper’s Retirement Savings and Stock Ownership Plan. Also includes shares issuable upon the exercise of options granted under either the Stock Incentive Plan or the Directors’ Stock Plan that are exercisable (or vest) within a period of 60 days from February 27, 2009, as follows: Mr. Butler – 16,000 shares; Mr. Devlin – 24,000 shares; Mr. Evans – 16,000 shares; Mr. Hachigian – 1,053,932 shares; Ms. Hill — 22,000 shares; Mr. Postl — 12,000 shares; Mr. D. Smith — 12,000 shares; Mr. G. Smith - 20,000 shares; Mr. Wilson — 8,000 shares; Mr. Klebe — 420,768 shares; Mr. Masse — 50,999 shares; Mr. O’Grady — 125,000 shares; Mr. Stoessl – 110,602 shares; and all directors and executive officers as a group – 2,322,027 shares. None of the shares beneficially owned by the directors and executive officers have been pledged as security.

(2)	Includes shares the receipt of which has been deferred by the directors under the Directors’ Stock Plan and the Directors’ Retainer Fee Stock Plan, as follows: Mr. Butler – 21,326 shares; Mr. Devlin – 16,968 shares; Mr. Evans – 27,744 shares; Ms. Hill – 19,150 shares; Mr. Kingsley – 4,778 shares; Mr. Postl – 31,451 shares; Mr. D. Smith – 51,402 shares; Mr. G. Smith – 13,522 shares; Mr. Thompson – 4,778 shares; and Mr. Wilson – 39,621 shares.

(3)	Includes shares the receipt of which has been deferred pursuant to the Stock Incentive Plan and the Management Annual Incentive Plan, as follows: Mr. Klebe – 28,992 shares and all executive officers as a group – 28,992.

(4)	Includes 21,000 shares held by the Devlin Foundation for which Mr. Devlin serves as trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires executive officers, directors and persons who beneficially own more than 10% of Cooper’s Class A common shares to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. SEC regulations require executive officers, directors and greater than 10% beneficial owners to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on a review of those forms furnished to the Company and written representations from the executive officers and directors, the Company believes its executive officers and directors complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2008.
CORPORATE GOVERNANCE
     Meetings of the Cooper Board and its Committees
     Our Board of Directors held five meetings during 2008. All of the directors attended 75% or more of the meetings of the Board and the Committees of the Board on which they served. Also, Cooper’s policy is to encourage all Board members to attend the Annual Meeting of Shareholders. All of the directors attended the 2008 Annual Meeting of Shareholders. Mr. Gerald B. Smith, as Deputy Chairman and presiding non-management director, presides over the Board in the absence of the Chairman and in Board sessions held without management directors. The responsibilities of the presiding non-management director also include serving as a non-exclusive channel of communication between the Chairman/Chief Executive Officer and the non-management directors and, with input from other directors, collaborating with the Chairman/Chief Executive Officer and Committee on Nominations and Corporate Governance on the preparation of Board agendas. Cooper’s Corporate Governance Principles and the charters of the Audit Committee, Management Development and Compensation Committee and Committee on Nominations and Corporate Governance are available on Cooper’s website at www.cooperindustries.com/common/governance or are available in print to any shareholder who requests it. Executive sessions of the non-management directors are held at every regularly scheduled meeting of the Board and at the regular meetings of the key Board Committees.
     Director Independence
     Under the New York Stock Exchange listing standards, in order to consider a director to be independent, the Board must determine that he or she has no material relationship with Cooper other than as director. The standards specify the criteria for determining whether directors are independent and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Cooper or its independent public accountants. In addition to the NYSE’s standards for independence, categorical standards that have been adopted by the Board to assist it in making independence determinations provide that a director will be deemed independent if the director serves as an executive officer, director or trustee of a charitable organization and Cooper’s discretionary annual contributions to such organization are less than the greater of $1 million or 2% of such organization’s total annual charitable receipts.

     The Board has determined that all directors, nominees and committee members, except for Kirk S. Hachigian, have no direct or indirect material relationship with Cooper and are independent under the applicable listing standards of the New York Stock Exchange and the categorical standards that have been adopted by the Board to assist it in making determinations of independence. Specifically, the Board determined that Messrs. Dan Smith and Thompson have no relationship with Cooper other than being a director, nominee and/or shareholder. Messrs. Butler, Devlin, Evans, Kingsley, Postl, Gerald Smith, Wilson and Ms. Hill have immaterial relationships with Cooper. Ms. Hill and Messrs. Devlin, Kingsley, Postl, Gerald Smith and Wilson serve as a director or trustee of charitable organizations to which Cooper made contributions in 2008. Mr. Butler serves as a director of Ford Motor Company to which Cooper has sold products within the last three years. Also, Mr. Evans is a director of Spirit Aerosystems Holdings, Inc., Textron Inc. and ArvinMeritor, Inc. and within the last three years Cooper has sold products to or purchased products from these companies. The Board determined that none of these relationships are material either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. Cooper’s categorical independence standards are available on Cooper’s website at www.cooperindustries.com/common/governance/board.cfm. Mr. Hachigian is not an independent director due to his service as an executive officer of Cooper and not due to any other transactions or relationships.
     Audit Committee
     The Audit Committee, which consists of all independent directors, held ten meetings during 2008. The Board has determined that Mr. Stephen G. Butler qualifies as an “audit committee financial expert” under the federal securities laws. The Committee’s principal responsibilities are to:
•	Oversee the integrity of Cooper’s consolidated financial statements, system of internal controls, and compliance with legal and regulatory requirements.

•	Select, determine the compensation of, evaluate and, when appropriate, replace the independent auditor, and pre-approve audit and permitted non-audit services.

•	Oversee the qualifications and independence of the independent auditor and the performance of Cooper’s internal auditor and independent auditor.

•	After review, recommend to the Board the acceptance and inclusion of the annual audited consolidated financial statements in Cooper’s Annual Report on Form 10-K.
     Executive Committee
     The Executive Committee, which is authorized to act on behalf of the full Board between regular meetings of the Board, held no meetings in 2008.
     Management Development and Compensation Committee
     The Management Development and Compensation Committee, which consists of all independent directors, held four meetings during 2008. The Committee’s principal responsibilities are to:
•	Establish corporate compensation policies, including determining base salary and annual and long-term incentive awards for executive officers and other key employees.

•	Establish specific performance goals and objectives to be used to evaluate performance over a given period.

•	Evaluate the performance of executive officers and other key employees to determine whether performance goals and objectives have been attained and awards have been earned.

•	Determine stock option and long-term performance share grants to employees.

•	Review compliance with stock ownership guidelines for executive officers and other key employees.

•	Review succession planning and executive development.

•	Review pension plan asset management.
     For a detailed description of the Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “Compensation Discussion and Analysis” beginning on page 15.

     Committee on Nominations and Corporate Governance
     The Committee on Nominations and Corporate Governance, which consists of all independent directors, held four meetings in 2008. The Committee’s principal responsibilities are to:
•	Recommend nominees for election to the Board and Committee assignments.

•	Review and recommend action on shareholder proposals.

•	Review corporate governance principles and oversee the operation, governance and compensation of the Board.

•	Oversee the annual evaluation of the Board and its Committees.

•	Consider shareholder recommendations for nominees for election to the Board.

•	Review any related party transactions involving Cooper directors.
     Shareholder Recommendations for Potential Director Nominees
     Shareholders who submit recommendations for potential nominees for election to the Board must submit such recommendations in writing to Terrance V. Helz, Associate General Counsel and Secretary, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002. The Committee on Nominations and Corporate Governance will evaluate any recommendations received from shareholders in the same manner that potential nominees suggested by Board members, management or other parties are evaluated.
     Qualifications of and Selection Process for New Directors
     The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for a diversity of backgrounds and skills, and other pertinent considerations. The Committee on Nominations and Corporate Governance periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time. The Committee generally uses a third-party search firm to assist in identifying potential Board candidates and/or in assessing and evaluating candidates. The Committee then identifies and recommends to the Board qualified candidates for nomination and the full Board makes a final determination.
     Methods for Communicating with Non-Management Directors
     Anyone who has a concern about Cooper’s conduct, including any concerns about Cooper’s accounting, financial reporting, internal controls or auditing matters, and who wishes to make such concerns known to the non-management directors as a group may submit such concerns in writing at the following address: Board of Directors, c/o Senior Vice President, General Counsel and Chief Compliance Officer, Cooper Industries, Ltd., 600 Travis, Suite 5600, Houston, Texas 77002-1001. All such concerns shall be promptly forwarded to the presiding non-management director and any concerns about accounting, financial reporting, internal controls and auditing matters also shall be promptly forwarded to the Chairman of the Audit Committee. Such concerns shall be simultaneously reviewed and addressed by the Senior Vice President, General Counsel and Chief Compliance Officer, or his designee, in the same way that similar concerns are addressed by Cooper.
     Code of Ethics and Business Conduct
     Cooper has adopted a Code of Ethics and Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer. Cooper’s Code of Ethics and Business Conduct also applies to its directors, officers and employees and is available on the Company’s website at www.cooperindustries.com/common/governance or is available in print to any shareholder who requests it. Cooper intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on Cooper’s website at the Internet address noted in the previous sentence any amendments to, or waivers from, a provision of its Code of Ethics and Business Conduct that applies to its directors or executive officers.

TRANSACTIONS WITH RELATED PERSONS
     We recognize that related party transactions may present potential for actual conflicts of interests and may create the appearance that Company decisions are based on considerations other than the best interests of Cooper and its shareholders. The Board of Directors has adopted a written policy which provides that the Audit Committee shall review related party transactions involving executive officers, and the Committee on Nominations and Corporate Governance will review related party transactions involving directors or director nominees. The policy provides that any related party transaction may be entered into or continued only if the Board of Directors, acting through its Audit Committee or its Committee on Nominations and Corporate Governance, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of Cooper and its shareholders. For purposes of this policy, a “related party transaction” is a transaction or an arrangement in which Cooper or one of its subsidiaries participates and the amount involved exceeds $10,000, and in which any related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of Cooper’s voting securities, immediate family members of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed and in which such person has 5% or greater beneficial ownership interest.
     Item 404(a) of Securities and Exchange Commission Regulation S-K requires disclosure of various transactions with related persons since the beginning of the last fiscal year, or that are currently proposed, and in which the Company was or is to be a participant and any related person had or will have a direct or indirect material interest in the transaction. No transactions occurred in the last fiscal year or are currently proposed that require disclosure under this regulation.

EXECUTIVE MANAGEMENT COMPENSATION
COMPENSATION COMMITTEE REPORT
     The Management Development and Compensation Committee (the “Committee”) is composed of five independent directors and acts under a written charter adopted by the Board of Directors. A primary purpose of the Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive management. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review, the related discussions and such other matters deemed relevant and appropriate by the Committee, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cooper’s Proxy Statement relating to Cooper’s 2009 Annual Meeting of Shareholders.

Dan F. Smith, Chairman	Linda A. Hill
Robert M. Devlin	Lawrence D. Kingsley
Ivor J. Evans
COMPENSATION DISCUSSION AND ANALYSIS
     The following discussion and analysis, particularly the sections regarding target performance levels for our annual and long-term incentive compensation, contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution shareholders not to apply these statements to other contexts.
Oversight of Executive Compensation Program
     The Committee, composed entirely of independent directors, administers Cooper’s executive compensation program. The role of the Committee includes establishing and overseeing compensation and benefit programs for our executive officers including the Chief Executive Officer (“CEO”), the other executive officers listed in the Summary Compensation Table (the “Named Executives”) and other key executives. The Committee also evaluates the performance of the CEO and reviews the performance of our other executive officers and key executives every year. Based upon these performance evaluations, the Committee establishes compensation for the CEO, other executive officers and key executives. The Committee reviews management performance, succession planning and executive development on a regular and ongoing basis with formal reviews conducted at least annually. Elements of our executive compensation program include: base salary; annual incentive bonus; long-term equity-based incentive awards; and employee benefits and executive perquisites.
     In establishing and overseeing the program, the Committee’s goal is to ensure that we can attract and retain superior management talent critical to our long-term success. To ensure that executive compensation is aligned with the performance of Cooper and the interests of its shareholders, a significant portion of compensation available to executives is linked directly with financial results and other factors that influence shareholder value.
Compensation Consultants
     Our Human Resources Department supports the Committee in its work. In performing its duties relating to the development and administration of our executive compensation program, Human Resources management and the Committee also receive advice and counsel from Frederick W. Cook & Co., an executive compensation consulting firm. This advice and counsel relates to the competitive position, value and design of our short-term and long-term incentive compensation plans, performance goals and rewards available at various levels of performance. Frederick W. Cook & Co. provides such services to management and the Committee periodically throughout the year.
     Under its charter, the Committee also may retain an executive compensation consultant to provide independent advice and counsel directly to the Committee. In early 2005 the Committee retained the services of Pearl Meyer & Partners for this purpose. In August 2005 Pearl Meyer conducted an independent evaluation of Cooper’s executive compensation program and concluded that the program was reasonable and provided competitive compensation with appropriate performance-based incentives to achieve the Company’s strategic objectives. In late 2005 and early 2006 Pearl Meyer also provided the Committee with advice on compensation issues related to the retirement of our former

Chairman and CEO and the appointment of our current Chairman and CEO. In 2007 Pearl Meyer provided advice on redesigning elements of Cooper’s executive compensation program including improving administrative procedures and developing plans to grant cash bonuses and equity awards to selected non-executive employees who are top performers and high potential employees. Other than the services provided by Frederick W. Cook & Co. and Pearl Meyer relating to the evaluation, design and compilation of data related to Cooper’s executive compensation program, Cooper does not utilize the services of these consultants for other matters.
Compensation Philosophy and Objectives
     The Committee’s policy is to compensate and reward executive officers and other key executives based on the combination of some or all of the following factors, depending on the executive’s responsibilities: corporate performance, business unit performance and individual performance. The Committee evaluates corporate performance and business unit performance by reviewing the extent to which Cooper has accomplished strategic business objectives, such as earnings and cash flow. The Committee evaluates individual performance by comparing actual accomplishments to the objectives established for the individual under Cooper’s Management Development and Planning Program. The Committee determines increases in base salary and annual cash incentive awards based on actual accomplishments during the performance period and determines long-term incentive awards based on our sustained earnings per share performance compared to performance goals over a multi-year performance cycle.
     The Committee believes that compensation to executive officers should be aligned closely with Cooper’s performance on both a short-term and long-term basis. As a result, a major portion of compensation to each executive officer is “at risk” and tied directly to the attainment of financial performance goals. The executive compensation program is also designed to incentivize continuous improvements in financial performance by providing enhanced compensation as results improve and exceed budgeted levels. While a major portion of compensation to Cooper’s executive officers is performance-based, the Committee also believes it prudent to provide competitive base salaries and benefits in order to attract and retain the management talent necessary to achieve our strategic long-term objectives. The Committee also supports executive retention by using continued service as a significant determinant of total pay opportunity. Key elements of compensation that are service-based include stock options that generally vest over a three year period, long-term equity incentives that pay out in three years, and the Supplemental Executive Retirement Plan.
     Based on these philosophies and objectives, the Committee believes that Cooper’s executive compensation program should consist of the following elements:
•	Base salary,

•	Annual cash incentive opportunity,

•	Long-term equity-based incentive awards, and

•	Benefits and executive perquisites.
     In determining the compensation of the Named Executives and other senior executives including the amount of base salary, annual cash bonus opportunity, long-term equity-based incentive awards and other benefits, the Committee considers external surveys for benchmarking data, analysis by Frederick W. Cook & Co. regarding competitive position, and individual performance. For executive positions below the CEO, the Committee also considers recommendations from the CEO based on the CEO’s assessment of the executive’s performance including the achievement of personal goals and objectives, and the Committee modifies such recommendations as the Committee deems appropriate in light of the external surveys and analysis of the compensation consultant.
     At the beginning of each fiscal year, the CEO submits his personal fiscal year goals and the Committee and Board discuss the goals with the CEO. The goals are then adopted with revisions as may be appropriate. At mid-year, the CEO and Board discuss progress to-date on the CEO’s goals. Following completion of the fiscal year, the Committee and Board conduct an evaluation of the CEO’s performance for the fiscal year including the achievement of personal goals. Based on this evaluation, the Committee determines the CEO’s base salary, annual cash bonus opportunity and long-term equity-based incentive awards taking into consideration applicable benchmarking data and the analysis of the compensation consultant.
     Additional details on each element of Cooper’s compensation program are outlined below.

Base Salaries
     The base salary range and salary midpoint for each executive officer, including the CEO and other Named Executives, is established annually using the Hay Group Job Evaluation System. This salary range takes into account individual duties, responsibilities, scope of control and accountability for each position. The Committee also considers the competitiveness of the base salary and salary midpoint because the Committee believes salary is critical to Cooper’s success to attract and retain top management talent. Under a policy adopted by the Committee, actual salaries for executive officers at Cooper are intended to approximate the average of the Hay Group Total Compensation Survey (the “Hay Survey”). In 2008 the Hay Survey included 339 industrial companies with revenues in excess of $1 billion. In the Hay Survey, Cooper benchmarks the compensation for each position to a group of companies that have the same position with a comparable rating under the Hay System. The Committee believes that the Hay Survey includes companies who may compete for Cooper’s top management talent and using this broad group of industrial companies to establish base salary levels is more appropriate than using a small group, such as the peer group used in the share performance graph in the Company’s Annual Report, because it reduces the effect any one company may have on the average. During 2008 the salary ranges and actual salaries for Cooper’s executive officers approximated the Hay Survey average. Appendix A lists the industrial companies from the Hay Survey that were used to benchmark the compensation of the CEO and other Named Executives.
     The Committee approves all increases in base salary for Cooper’s executive officers in advance. The Committee reviews salaries of executive officers annually and awards increases, as appropriate. In determining the amount of salary increases, the Committee considers individual performance, position in the salary range and competitive position. In February 2008 the Committee approved increasing Mr. Hachigian’s base salary from $1,100,000 to $1,200,000, or approximately 4% above the Hay Survey average, in recognition of his performance and continued leadership. The Committee also approved increases in base salaries for the other Named Executives ranging from 0%-7.3%, with new base salary levels that approximate the Hay Survey average. Base salaries for all Named Executives for 2008 are shown in column (c) of the Summary Compensation Table.
Annual Incentive Compensation
     Annual incentive compensation bonus awards are available to executive officers, including the CEO and other Named Executives, under the terms of the Management Annual Incentive Plan (the “Bonus Plan”). The Bonus Plan links incentive compensation opportunity to achievement of our short-term business objectives and shareholders’ interests as a whole. The Bonus Plan was initially approved by shareholders in 1996. In 2006 shareholders approved amendments to extend the term of the Plan until March 1, 2011 and to increase the maximum annual award that may be granted from $2.5 million to $3.0 million.
     Under the Bonus Plan, the Committee must establish performance measures and goals within 90 days of the beginning of each year. Generally, annual performance goals are set at the Committee’s February meeting. For the last several years, including fiscal year 2008, the Committee has adopted two separate performance measures for the purpose of determining bonuses. These measures are earnings per share and free cash flow. Earnings per share was selected `because it is a generally accepted measure of a company’s performance that can be compared to results in prior periods and at peer companies. Free cash flow is an indication of earnings quality as it measures the degree to which Cooper’s net income translates to cash flow. For fiscal year 2008, 75% of the bonus opportunity for executive officers was based on earnings per share and the balance is based on free cash flow. For executives at operating divisions, a portion of their bonus opportunity is based on financial performance of the relevant business unit and the balance on the financial performance of Cooper on a Company-wide basis. The Committee believes that both earnings per share and free cash flow are highly regarded measures by financial analysts who monitor Cooper’s performance so linking bonus pay directly to these financial results aligns management interests with those of our shareholders.
     When it selects performance measures, the Committee also establishes a threshold performance goal that must be achieved to earn any bonus under the Bonus Plan and establishes a goal which, if achieved, will earn a maximum bonus opportunity. At Cooper, maximum bonus opportunity for executive officers is a multiple of the executives’ salary midpoint. For fiscal year 2008, maximum bonus opportunities for the CEO and other Named Executives range from 110% to 250% depending on their position. The Committee generally sets maximum bonus opportunity each November for the upcoming year based upon the salary midpoint, the competitive compensation review and the advice of our executive compensation consultants. To earn maximum bonus opportunity, financial results must exceed our operating plan by a significant amount.

     In establishing the maximum performance goals under the Bonus Plan, the Committee’s objective is to provide our executive officers with a strong financial incentive to achieve results well in excess of the annual operating budget and expectations. Because such results cannot be achieved each year, the Committee also establishes performance goals for results above threshold but below the maximum to provide increased compensation to executives at all levels of performance in order to incentivize the executives to achieve better than expected results.
     The Committee has established four performance goals used for the determination of bonus opportunity under the Bonus Plan: threshold, good, target and maximum. No bonus is available if financial results do not achieve the threshold performance goal. For achieving threshold performance, executive officers can earn 25% of their maximum bonus opportunity. As performance improves, additional bonus opportunity is earned with 50% of the maximum bonus opportunity available for good performance and 75% of maximum bonus opportunity is earned at the target performance level. At Cooper, target performance generally requires earnings per share growth of at least 10% compared to the prior year and free cash flow equal to Cooper’s income from continuing operations. For fiscal year 2008, the Committee approved performance goals for maximum bonus opportunity of earnings per share from continuing operations of $3.58 and free cash flow of $664 million. These performance goals represent an increase of 14% in earnings compared to reported earnings per share from continuing operations of $3.14 for fiscal 2007 and free cash flow in excess of income from continuing operations. The Committee believes that achievement of such “stretch” performance goals on an annual basis will translate into significant shareholder value. Accordingly, under the Bonus Plan, the Committee has provided Cooper’s executive officers with a significant financial incentive to achieve such results.
     In February of each year, the Committee meets to review the Company’s financial results for the previous year and determines the degree to which performance goals have been achieved prior to the payment of any bonus awards. Under the Bonus Plan, the Committee has discretion to adjust the method of calculating the attainment of performance goals in recognition of extraordinary or non-recurring items, changes in tax laws or accounting policies, charges related to restructured or discontinued operations, and other unusual or non-recurring items separately identified in financial statements.
     Under the Bonus Plan, when the Committee determines the degree to which performance goals have been achieved, earned bonus opportunity for each executive officer can be calculated. The Committee then reviews the individual performance of each executive officer as compared to pre-established objectives for the year. Based upon this evaluation and the executive officer’s competitive position, the Committee then approves a bonus award to each executive officer. In determining actual awards to the CEO and other Named Executives under the Bonus Plan, the Committee has discretion to reduce the bonus, but may not increase the award above the individual’s earned bonus opportunity based on the pre-established performance goals and Cooper’s financial results. The Committee may pay awards earned in cash or Cooper Class A common shares or a combination of cash and shares. Subject to the Committee’s approval, a participant in the Bonus Plan may request to have all or a portion of the bonus award paid in the form of Cooper common shares.
     In February 2009 the Committee reviewed results under the Bonus Plan for 2008 and determined earned bonus opportunity to be at 97% of the maximum performance level. The Committee then awarded bonuses to the Named Executives under the Bonus Plan at an average of 79% of the maximum performance level, which takes into account an evaluation of individual performance as well as the financial performance of the relevant business unit for Named Executives at operating divisions. The determination of earned bonus opportunity was based on strong earnings per share growth and excellent cash flow performance. Earnings per share from continuing operations excluding non-recurring items rose 13% to $3.56 per share in 2008, compared with $3.14 per share for 2007. Earnings per share from continuing operations of $3.56 excluded the impact of income tax adjustments and restructuring and impairment charges. Taking these adjustments into account, the audited financial statements reflect earnings per share from continuing operations in 2008 of $3.51. Cooper’s audited financial statements for 2008 reflect free cash flow of $761.2 million. In determining awards under the Bonus Plan for 2008, the Committee used free cash flow of $703.2 million, which excludes the impact of cash received from the Federal-Mogul bankruptcy settlement net of cash paid for a year-end voluntary pension contribution. Free cash flow of $703.2 million significantly exceeded income from continuing operations and the free cash flow goal established by the Committee in February 2008 for an award at the maximum level.

     In determining awards under the Bonus Plan for 2008, the Committee credited management with:
•	achieving strong revenue and earnings growth through a combination of strategic growth initiatives including growth in international markets,

•	excellent cash flow performance accomplished through operating efficiencies and effective management of working capital,

•	preserving Cooper’s capital structure and liquidity during a severe economic and credit crisis to maintain strong financial flexibility,

•	prompt implementation of cost-reduction and other measures to address the global economic downturn,

•	significant progress on all five key business initiatives including customer loyalty, innovation, operational excellence, talent development and globalization,

•	opening the Houston Technology Center to provide world-class industrial training,

•	completion of four strategic acquisitions to build key growth platforms, and

•	delivery of innovative new products.
Long-Term Equity-Based Incentive Compensation
     The Committee provides stock incentives to executive officers that are tied to Cooper’s long-term performance in order to link the executive’s interests to those of our shareholders and to encourage stock ownership by executives.
     The Amended and Restated Stock Incentive Plan (“Stock Plan”), which was most recently approved by our shareholders in April 2008, provides for the granting of stock options, performance-based share awards and restricted stock units to the Named Executives and other key managers. The Committee believes that the stock options, performance-based share awards and restricted stock units granted under the Stock Plan provide a significant link between the compensation of the Named Executives and other key executives on the one hand and Cooper’s long-term goals and shareholders’ interests on the other.
     Since 2003 annual grants of equity-based incentive awards to our executive officers have principally consisted of stock options and performance share awards. Such awards are generally made by the Committee at its February meeting. Generally, our executive officers, including the CEO and other Named Executives, receive annual grants of equity awards with a competitive value consisting of approximately half stock options and half performance share awards. Details on these equity awards are outlined below. The annual value of such awards is determined by Frederick W. Cook & Co., Cooper’s executive compensation consultant. Frederick W. Cook & Co. makes this determination after evaluation of competitive equity award values at similar industrial companies. While Frederick W. Cook & Co. advises Cooper on the value of competitive equity awards, actual awards to executives may be adjusted to reflect individual performance, prior equity awards and total compensation to the individual. Such adjustments may result in an increase or decrease in equity awards granted to an individual.
     The independent compensation consultant retained by the Committee also reviews proposed equity awards from time to time. In August 2005, Pearl Meyer conducted an independent evaluation of Cooper’s executive compensation program including the long-term equity-based incentive program. Pearl Meyer concluded that Cooper’s long-term equity program was progressive, well-designed and fully aligned with Cooper’s strategy and shareholders’ interests. Pearl Meyer recommended that Cooper continue its practice of using a combination of stock options and performance shares in its equity program which rewards improved financial performance and appreciation in the price of Cooper stock.
     Stock Options
     As part of the executive compensation program, the Committee annually grants stock options to executive officers and other key management employees. Stock options are priced on the day of the Committee meeting at the fair market value of the stock as required by the Stock Plan. Cooper’s practice for many years has been to grant stock options at the February Committee meeting, which is after the prior fiscal year’s financial results have been released to the public. The Committee approves all stock option grants and the grants are made on the day the Committee meets. The Board and the Committee meeting dates are set at least two years in advance. At times when Cooper planned to release non-public material information, the Committee has deferred granting stock options until after its February meeting pending the public release of such information. Stock options are granted at other times during the year only in conjunction with the hiring or promotion of employees and then only as approved by the Committee and pursuant to the terms of the Stock Plan.

     Stock options granted under the Stock Plan vest ratably on the first, second and third anniversaries of the grant date so the options are fully exercisable after three years. Stock options granted in 2008 are available for exercise for seven years from the grant date. Since stock options are issued at fair market value, they will only have value if the market price of Cooper common stock increases after the grant date. Outstanding options are forfeited when active service ends except in the event of death, disability or retirement.
     The number of shares of stock underlying options granted to each of the Named Executives in 2008 is shown in column (j) of the Grant of Plan-Based Awards Table. The number of shares, option exercise prices, and expiration dates relating to all outstanding stock options that are held by each of the Named Executives as of December 31, 2008, are shown in columns (b) through (f) of the Outstanding Equity Awards at Fiscal Year-End Table. Information relating to options exercised during the year for each Named Executive is shown in columns (b) and (c) of the Option Exercises and Stock Vested Table.
     Performance-based Share Awards
     Annually since 2003 the Committee has granted performance-based share awards to Cooper’s executive officers and other key executives. Through these awards, executives can earn shares of Cooper common stock based on achievement of performance goals set by the Committee. In establishing performance goals and awarding performance shares the Committee’s objective is to provide executive officers with a financial incentive to improve financial results on a long-term, continuous basis and to align management interests with those of shareholders. Performance goals are based upon average annual earnings per share growth over a three-year performance period beginning in the year of the grant and concluding three years later. The Committee has determined that average annual earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 16% is required for a payout at the maximum level. These performance goals apply to the performance period beginning on January 1, 2006 and ending on December 31, 2008 and to the three-year performance period ending on December 31, 2009. For the performance period beginning on January 1, 2008 and ending on December 31, 2010, the Committee determined that average earnings per share growth of at least 4% is required before any award is earned and at least 14% is required for a payout at the maximum level.
     Under the Stock Plan, the Committee cannot award performance-based shares unless the performance goals are achieved. The Committee does have discretion to make adjustments in calculating attainment of performance goals in recognition of extraordinary or non-recurring items, including charges related to restructured or discontinued operations, changes in accounting policies or tax laws, and other unusual or other non-recurring items separately identified in Cooper’s financial statements. Discretionary adjustments by the Committee must be consistent with Section 162(m) of the Internal Revenue Code such that all stock awards are considered “performance-based compensation.”
     In February 2009 the Committee determined that Cooper had achieved annual earnings per share growth over the three-year period beginning on January 1, 2006 and ending on December 31, 2008 of 22% thereby fulfilling the performance goals established by the Committee in February 2006 for an award at the maximum level. In determining annual earnings per share growth for the three-year period, earnings per share of $.04 in 2008 related to a discontinued operations gain net of unusual items were excluded and earnings per share of $.59 in 2007 related to income tax adjustments, income from Belden Corporation and legal matters concerning discontinued operations were excluded. Based on the satisfaction of the performance goals, the Named Executives earned the following performance shares for the 2006 – 2008 performance period: K.S. Hachigian 152,000 shares; T.A. Klebe 34,760 shares; C.T. O’Grady 20,000 shares; G.A. Masse 14,000 shares; and M.A. Stoessl 16,000 shares. In addition to the performance shares, participants in the 2006 – 2008 performance period received a payment of $2.58 for each performance share earned, which represents dividend equivalents on the earned shares over the three-year performance period.
     Restricted Stock Units
     Although stock options and performance-based share awards have been the principal means of providing long-term equity-based compensation to our executives and key management employees since 2003, from time to time, the Committee also grants restricted stock units to executive officers and other key management employees. Vesting of restricted stock units is time-based. The vesting period varies depending on the award, but generally ranges from three to five years in order to fully vest in restricted stock unit awards. Generally, we grant restricted stock units to ensure we retain certain key management employees and for the purpose of attracting new executives, including replacing equity compensation forfeited by new executives upon resignation from their prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to our outstanding common shares. In February 2007, in consideration of the superior financial results achieved and the successful implementation of the strategic initiatives under the CEO’s leadership, the Committee granted the CEO restricted stock units of 40,000 shares (adjusted for the two-for-one stock split in March 2007) to secure retaining his future services. These restricted stock units vest in February 2012.
Benefits and Executive Perquisites
     The Committee believes that attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies. In addition to salaries, incentive bonus and stock awards, competitive executive compensation programs include retirement and welfare benefits and reasonable executive perquisites. At Cooper, executive officers participate in the same retirement and welfare benefit plans as all salaried employees. We also provide executive officers a perquisite program with a set annual amount approved by the Committee that is paid to the executive and can be used at the individual executive’s discretion. The Committee annually reviews the amount of the executive perquisites payment. Cooper’s executive compensation consultant, Frederick W. Cook & Co., has reviewed our benefit and executive perquisite program and determined it to be reasonable and competitive overall.
     Retirement Benefits
     Prior to January 1, 2007, executive officers residing in the United States participated in several retirement plans sponsored by Cooper including: the Cooper Salaried Employees Retirement Plan (“Cooper Pension Plan”); the Cooper Industries Supplemental Excess Defined Benefit Plan (“Supplemental Pension Plan”); the Cooper Retirement Savings and Stock Ownership Plan (“Cooper Savings Plan”) and the Cooper Industries Supplemental Excess Defined Contribution Plan (“Supplemental Savings Plan”). Executive officers participate in these retirement plans on the same basis and under the same terms and conditions as other salaried employees who reside in the United States and are assigned to Cooper’s United States business units.
     Under the Cooper Pension Plan, Cooper credited the individual’s plan account with four percent of each year’s total compensation up to the Social Security wage base for the year, plus eight percent of each year’s total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by Cooper to or for the benefit of a participant of the Cooper Pension Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns (c) and (g) of the Summary Compensation Table. However, neither performance-based share awards nor deferred compensation is included in total compensation for purposes of the Cooper Pension Plan. The participant receives interest credits on all amounts credited to their account until the participant begins to receive benefit payments. The Cooper Pension Plan interest credit rate was 4.5% for 2006 and 5.25% for 2007 and 3.5% for 2008. Benefits under the Cooper Pension Plan are one-third vested after three years, two-thirds vested after four years and fully vested after five years of service. The participant may elect to receive benefits at retirement at age 55 or thereafter in the form of an escalating annuity, a level annuity with or without survivorship benefits or a lump-sum payment.
     The Supplemental Pension Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Pension Plan benefits that cannot be paid from a qualified, defined benefit plan because of Internal Revenue Code restrictions. The Supplemental Pension Plan also provides benefits equal to what would have been paid under the Cooper Pension Plan on amounts of deferred compensation had those amounts not been deferred. The amounts credited to a participant’s account in the Supplemental Pension Plan receive interest credits at the same rate as under the Cooper Pension Plan. Vesting of plan benefits, eligibility for retirement and other benefit payment options with the Supplemental Pension Plan are the same as under the Cooper Pension Plan.
     Under the Cooper Savings Plan, which is a qualified 401(k) Savings Plan, participants may elect to contribute up to 100% of each year’s compensation on a pre-tax basis to a plan account and direct those funds to be invested in up to seven funds. Prior to January 1, 2007, on employee contributions of up to 6% of each year’s total compensation, Cooper made a matching contribution of 100% of the first 3% of the employee contribution and 50% of the next 3% the employee contributes. Company matching contributions are made in common shares of Cooper stock. Contributions to the Cooper Savings Plan are subject to annual limits established under the Internal Revenue Code. In 2008, an individual employee’s contributions to the Cooper Savings Plan were limited to $15,500 (or $20,500 if the participant was at least 50 years old). Employee and Company matching contributions are fully vested immediately. Participants may receive distribution of their Cooper Savings Plan accounts any time after they cease service with the Company.

     The Supplemental Savings Plan is an unfunded, non-qualified plan that provides certain employees, including the Named Executives, Cooper Savings Plan benefits that cannot be provided through a qualified 401(k) Savings Plan because of Internal Revenue Code restrictions and limitations. Participants in the Supplemental Savings Plan must make contributions to the Cooper Savings Plan until reaching annual contribution limits established under the Internal Revenue Code. Subsequent contributions by the participant and the related company matching contribution in the calendar year are then credited to the individual’s account in the Supplemental Savings Plan. Employee and company matching contributions to the Supplemental Savings Plan are fully vested immediately. Participants receive interest credits on all amounts credited to their account based on the average prime rate. Amounts credited to their account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive under Section 409A of the Internal Revenue Code.
     In July 2006 the Company announced significant changes to its retirement benefits program effective January 1, 2007. These changes impacted all members of Cooper’s salaried workforce in the United States including the Named Executives. The retirement modifications involve cessation of accruals or a “freeze” of benefits under three of Cooper’s four retirement plans, i.e. the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan. To offset this benefit reduction, Cooper increased its matching contribution to the Cooper Savings Plan to 100% of the first 6% contributed by an employee and added a basic 3% company contribution to all participant accounts. The basic 3% company contribution is 25% vested after two years, 50% vested after three years, 75% vested after four years and fully vested after five years. For individuals with annual compensation below a certain level, modifications to the Cooper Savings Plan caused their net retirement benefits to increase. For other employees, who would realize a decrease in their net retirement benefits as a result of the modifications to the retirement plans, Cooper provided a special salary increase or “buy-out” to offset the decrease in Cooper’s contribution to the retirement program caused by the freeze in the three plans effective December 31, 2006.
     The decision to freeze the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan also adversely impacted Cooper’s executive officers including the Named Executives. A portion of this adverse impact was offset by improvements in company matching contributions to the Cooper Savings Plan as described above. To offset the remainder of the benefit reduction, rather than provide a special salary increase, the Committee created a new Supplemental Executive Retirement Plan (“SERP”) under which the individual’s account is credited with a designated contribution percentage of their total compensation for the prior year. The Committee approves the SERP contribution percentage for all executive officers annually. The contribution percentage is based on the amount that retirement benefits to these executives was reduced as a result of the “freeze” of prior benefit plans.
     Benefits under the SERP are subject to a five-year vesting requirement. Participants may elect to commence benefit payment at retirement at age 55 or thereafter, with those benefits paid in accordance with an election made by the participant in accordance with Section 409A of the Internal Revenue Code.
     Due to the cessation of accruals under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan, participants will not receive any additional benefit credits under these plans effective January 1, 2007. Individual plan accounts will continue to receive interest credits in accordance with prior practice until the participant elects to commence benefits in accordance with plan terms and conditions.
     Effective January 1, 2007, the Company introduced a new Salary Deferral Plan. Executive officers, including the Named Executives, are eligible to participate in the Salary Deferral Plan, which permits the participant to defer up to 50% of their base salary. Cooper does not match employee deferrals and the employee’s total annual compensation is reduced by the amount of other contributions to the Salary Deferral Plan for the purpose of determining compensation under the Cooper Savings Plan. Salary deferrals under the Plan are credited with interest at the average prime rate.
     Welfare Benefits
     All executive officers, including the Named Executives, are eligible for welfare benefits from Cooper including: medical, dental, life insurance, short-term disability, and long-term disability. Executives participate in these plans on the same basis and subject to the same costs, terms and conditions as other salaried employees at their assigned location.

     Perquisites
     Before 2008, Cooper provided a taxable allowance for senior management for financial counseling services, which may include tax preparation and estate planning services, and the cost of electronic communication devices. The amount of the taxable allowance was up to $25,000 for the Chairman and CEO and up to $10,000 for other senior management including the other Named Executives. Before 2008, executives also received gross-up payments equal to the taxes payable on the costs covered by the allowance.
     Effective for 2008, Cooper changed its executive perquisites program to eliminate the allowance for financial counseling services and electronic communication devices. In lieu of this allowance, a set annual amount approved by the Committee is paid to the executive and can be used at the individual executive’s discretion. The annual payment does not qualify for a tax gross-up. For 2008, the amount of the perquisite payment for the Chairman and CEO was $50,000 and up to $25,000 for other senior management including the other Named Executives. Generally, Cooper does not provide country club memberships to its executives, except in limited circumstances Cooper has paid the initiation fee for a club membership as a perquisite for certain executives. There were no exceptions to this policy in 2008. In addition, the Chairman and CEO (and other senior executives upon approval of the Chairman and CEO) may use the Company plane for personal purposes.
Impact of Economic and Credit Crisis on Compensation Practices
          In light of the impact of the severe economic and credit crisis that developed in the latter part of 2008, the Company is taking the following measures relating to executive compensation to control costs while incentivizing financial performance and retaining the management talent necessary to achieve strategic goals.
•	Imposing a salary freeze in 2009.

•	With regard to 2009 annual incentive compensation, the Committee approved changing the relative weight on 2009 performance goals to 50% earnings per share and 50% free cash flow in order to emphasize the importance of cash and effective management of the Company’s balance sheet during a recessionary environment. (In 2008, the relative weight of the 2008 performance goals was 75% on earnings per share and 25% on free cash flow).

•	Although the global economic downturn has depressed the stock prices of many public companies including Cooper, we currently have no plans to reprice or exchange any underwater stock options.

•	Performance share awards granted in 2009 will provide a reduced level of award opportunity. Also, establishing meaningful performance goals for the three-year performance period beginning on January 1, 2009 and ending on December 31, 2011 would be difficult in light of the current economic uncertainty and volatility. Accordingly, performance share awards will be based on a discrete financial metric over a one year period, but will continue to require a three-year vesting period as a retention incentive for executives.
Stock Ownership Guidelines and Retention Requirements
     All executive officers are subject to Stock Ownership Guidelines and Retention Requirements under which they must acquire Cooper common stock valued at a multiple of their base salary as follows:

Position	Salary Multiple
CEO	5.0x
Senior or Executive Vice Presidents	3.5x
Other Officers and Division Presidents	2.0x

          Executives subject to the Stock Ownership Guidelines have five years from appointment to their executive position to comply and are expected to make regular progress towards that goal. To ensure this occurs, executive officers are also subject to Stock Retention Requirements and must retain a portion of stock acquired as a result of an equity grant from Cooper for a prescribed length of time.
•	Executives not yet in full compliance with Stock Ownership Guidelines must retain 75% of net shares (shares remaining after acquisition costs and payment of taxes) until they own sufficient shares to meet the Ownership Guidelines.

•	Other executives are required to retain 25% of net shares for at least one year after acquisition.
     The Committee believes that these Stock Ownership Guidelines and Retention Requirements are an important component of the equity-based incentive compensation program since it ensures that executive officers have a significant and ongoing financial stake in Cooper’s long-term performance. Cooper’s insider trading policies provide that all executives who are subject to the Stock Ownership Guidelines and Retention Requirements are prohibited from engaging in a short sale of Cooper stock to hedge the economic risk of owning Cooper stock and are directed to refrain from dealing in puts, calls, and similar derivatives on Cooper stock because of the appearance of speculating in Cooper’s stock. At its February 2008 meeting, the Committee reviewed the status of covered executives relative to compliance with the Stock Ownership Guidelines and Retention Requirements and determined that all the Named Executives are currently in compliance or are making satisfactory progress within the five-year period to achieve compliance.
Tax Implications of Executive Compensation
     Section 162(m) of the Internal Revenue Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its CEO and three other most highly compensated officers other than the CFO. The Committee believes that the annual incentive bonuses paid pursuant to the Bonus Plan and the awards and options granted pursuant to the Stock Plan will qualify as “performance-based” compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of the executive compensation paid pursuant to such plans. However, we may from time to time pay compensation to our senior executives that may not be deductible, including discretionary bonuses or other types of compensation outside our plans.
     Although the Committee generally attempts to structure executive compensation to preserve tax deductibility, the Committee also believes that there are circumstances where, in the judgment of the Committee and consistent with the overall compensation objectives and philosophy discussed above, the interests of Cooper and its shareholders are best served by maintaining flexibility in the way compensation is provided even though the compensation may not be fully deductible.

2008 SUMMARY COMPENSATION
     The following table presents information relating to the compensation earned by the CEO and other Named Executives for services rendered to Cooper.

								Change in
								Pension
								Value and
							Non-	Non-
							Equity	qualified
							Incentive	Deferred
							Plan	Compen-	All Other
Name and				Stock		Option	Compen-	sation	Compen-
Principal Position	Year	Salary	Bonus(3)	Awards(1)		Awards(1)	sation(3)	Earnings(4)	sation(6)		Total(7)
		($)	($)	($)		($)	($)	($)	($)		($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)		(i)

Hachigian, K.S.	2008	$1,166,667	$0	$2,810,803	(2)	$2,524,485	$2,500,000	$4,212	$1,135,341	(5)	$10,141,508
Chairman, President	2007	1,083,333	161,200	6,397,901		2,089,406	2,838,800	27,814	836,035		13,434,489
and Chief Executive	2006	975,000	315,800	4,518,222		1,465,631	2,184,200	156,099	393,785		10,008,737
Officer

Klebe, T.A.	2008	553,333	0	554,576	(2)	533,280	800,000	1,559	261,676	(5)	2,704,424
Senior Vice	2007	522,500	37,900	1,367,756		518,510	812,100	44,702	241,942		3,545,410
President and Chief Financial Officer	2006	491,500	204,000	1,246,480		478,801	596,000	69,699	126,178		3,212,658

O’Grady, C.T.	2008	356,733	0	511,509	(2)	342,634	325,000	407	181,846	(5)	1,718,129
Senior Vice	2007	327,600	0	1,028,121		334,593	400,000	3,070	109,491		2,202,875
President, Business Development	2006	307,500	0	820,388		240,188	320,000	35,309	59,633		1,783,018

Masse, G.A.	2008	367,500	0	514,953	(2)	211,483	310,000	114	165,673	(5)	1,569,723
Group President,	2007	364,583	0	954,971		137,675	150,000	1,542	88,911		1,697,682
Cooper Tools

Stoessl, M.A.	2008	402,833	0	400,769	(2)	259,914	320,000	751	172,800	(5)	1,557,067
Group President,	2007	383,875	0	803,849		251,466	466,000	14,505	167,723		2,087,418
Cooper Power	2006	368,333	30,000	742,836		233,452	370,000	29,995	106,481		1,881,097
Systems

(1)	The amounts shown in columns (e) and (f) above is the compensation expense related to the stock and option awards included in Cooper’s financial statements per FAS 123(R), adjusted to reflect actual rather than estimated forfeitures for awards with service-based vesting conditions. See Cooper’s Annual Reports for the years ended December 31, 2006-2008 for a description of the FAS 123(R) valuations. The awards consist of stock options, performance shares and restricted stock units granted to the Named Executives under the Amended and Restated Stock Incentive Plan. The compensation expense for the stock and option awards differs from the 2008 grant date fair values for these awards as shown in the “Grant of Plan-Based Awards” table because the compensation expense for the stock and option awards is recognized over the requisite service or vesting periods and includes the values for awards granted in fiscal 2008 and prior fiscal years.

(2)	The 2008 compensation expense for stock awards reflects estimated forfeitures of all the performance-based share grants for the three-year performance period beginning January 1, 2008 and ending December 31, 2010 (which is currently projected to have a zero payout) and 50% of the performance-based share grants for the performance period beginning January 1, 2007 and ending December 31, 2009 (which is currently projected to payout at the 50% level). The estimated forfeiture amounts are as follows and include amounts expensed for such awards in 2007 that are reported in the Summary Compensation Table: K.S. Hachigian - $4,278,529; T.A. Klebe — $907,190; C.T. O’Grady — $471,083; G.A. Masse — $371,243; and M.A. Stoessl — $453,823.

(3)	The amounts shown in column (g) represent annual incentive bonuses earned by the Named Executives under the Management Annual Incentive Plan or “Bonus Plan.” The amounts shown in column (d) represent supplemental bonuses paid outside the Bonus Plan in 2006 and 2007. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(4)	The amounts shown in column (h) represent the above-market earnings under the Supplemental Executive Retirement Plan (“SERP”) and the Salary Deferral Plan. The amounts show in column (h) do not reflect the following decreases in the actuarial present value of the Named Executive’s accumulated benefit under the Cooper Pension Plan which has been frozen: K.S. Hachigian $17,189; T.A. Klebe $44,400; C.T. O’Grady $1,663; G.A. Masse $1,179; and M.A. Stoessl $11,945. The decrease in compensation from 2007 to 2008 relating to the change in pension values is attributable to a reduction in the assumed rate of interest earnings to be credited to the account balance of each Named Executive and an increase in the discount rate.

(5)	The breakdown of “All Other Compensation” is set forth in the table below. The dividend equivalents represent amounts paid on restricted stock units and earned performance shares.

				Contributions
				to
				Supplemental			Personal
			Contributions to	Defined		Tax Gross-	Use of
		Dividend	Cooper Savings	Contribution		Up	Company
Name	Year	Equivalents	Plan	Plans	Perquisites(6)	Payments(6)	Aircraft(6)

Hachigian, K.S.	2008	$409,600	$20,700	$425,333	$50,000	$16,532	$213,176
	2007	170,588	20,250	473,667	3,685	2,114	165,731
	2006	144,828	9,750	129,375	6,084	3,489	100,259

Klebe, T.A.	2008	80,643	20,700	135,333	25,000	0	0
	2007	84,492	20,250	137,200	0	0	0
	2006	68,300	6,882	50,996	0	0	0

O’Grady, C.T.	2008	71,838	20,700	57,266	29,739	2,303	0
	2007	20,970	20,250	61,118	5,261	1,892	0
	2006	15,540	8,438	23,400	5,471	2,065	4,719

Masse, G.A.	2008	61,120	20,700	58,943	25,000	0	0
	2007	16,675	20,250	44,769	4,875	2,342	0

Stoessl, M.A.	2008	61,888	20,700	64,332	25,500	380	0
	2007	54,668	20,250	75,639	9,750	7,416	0
	2006	63,150	7,906	30,319	2,900	2,206	0
The increase in “All Other Compensation” from 2006 to 2007 is principally attributable to contributions made to the SERP in 2007, which replaced benefits lost due to the decision to freeze benefits under the Cooper Pension Plan, the Supplemental Pension Plan and the Supplemental Savings Plan.

(6)	Perquisites and other personal benefits included in column (i) are valued on the basis of the aggregate incremental cost to Cooper. Before 2008, Cooper provided the Names Executives with a perquisite allowance to cover financial counseling, tax preparation and similar services the value of which is based on the actual cost of such services charged by a third party. The Named Executives also received tax gross-up payments on the costs covered by the allowance. In 2008, the perquisite allowance for such services and the related tax gross-up were eliminated. (The tax gross-up payments for Messrs. O’Grady and Stoessl relates to perquisites provided in 2007 under the prior program that were not submitted for reimbursement by the Named Executive until 2008.) In lieu of the perquisite allowance, the Named Executives receive a set annual amount to be used at their discretion. For personal use of Cooper’s aircraft, the value takes into account incremental operating costs including fuel, landing fees, crew travel expenses and catering. Because our aircraft is used primarily for business travel, we do not include fixed costs that do not change based on usage such as salaries and benefits of flight crews, taxes, depreciation and insurance. The CEO only receives tax gross-up payments on the value of the personal use of company aircraft in limited circumstances when personal use also advances Cooper’s business interest such as when the CEO uses company aircraft to attend Board meetings of other companies or organizations and when the CEO’s spouse accompanies him on occasional business functions that spouses are expected to attend.

(7)	The amount of salary and bonus in proportion to total compensation is designed to maintain an executive compensation program that is competitive with other industrial companies and to align the compensation of executive officers with Cooper’s performance on both a short-term and long-term basis and with the interests of our shareholders. See “Compensation Discussion and Analysis” for further details.

2008 GRANTS OF PLAN-BASED AWARDS
     The following table includes information regarding stock option grants made to the Named Executives in the last fiscal year including the number of shares subject to the stock options, the exercise price and the grant date fair value of the stock options. The table also includes information regarding potential future payouts under Cooper’s non-equity and equity incentive plans.

									All
									Other
								All	Option
								Other	Awards:
								Stock	Number
								Awards:	of	Exercise	Grant Date
		Estimated Future Payouts			Estimated Future			Number	Securities	or Base	Fair Value
		Under Non-Equity Incentive			Payouts Under Equity			of Shares	Under-	Price of	of Stock
		Plan Awards(1)			Incentive Plan Awards(2)			of Stock	lying	Option	and
	Grant	Thresh-	Target(3)	Maxi-	Thresh-	Target(3)	Maxi-	or Units	Options	Awards	Option
Name	Date	old ($)	($)	mum ($)	old (#)	(#)	mum (#)	(#)	(#)	($/Sh)(4)	Awards(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Hachigian, K.S.	2/11/08	$733,100	$2,199,400	$2,932,500	—	—	—	0	—	—	N/A
	2/11/08	—	—	—	40,250	120,750	161,000	—	—	—	$7,117,810
	2/11/08	—	—	—	—	—	—	—	321,800	$44.21	$2,635,735

Klebe, T.A.	2/11/08	$209,800	$629,300	$839,000	—	—	—	0	—	—	N/A
	2/11/08	—	—	—	8,440	25,320	33,760	—	—	—	$1,492,530
	2/11/08	—	—	—	—	—	—	—	67,500	$44.21	$552,866

O’Grady, C.T.	2/11/08	$103,600	$310,800	$414,400	—	—	—	0	—	—	N/A
	2/11/08	—	—	—	4,500	13,500	18,000	—	—	—	$795,780
	2/11/08	—	—	—	—	—	—	—	36,000	$44.21	$294,862

Masse, G.A.	2/11/08	$110,300	$330,800	$441,000	—	—	—	0	—	—	N/A
	2/11/08	—	—	—	3,250	9,750	13,000	—	—	—	$574,730
	2/11/08	—	—	—	—	—	—	—	26,000	$44.21	$212,956

Stoessl, M.A.	2/11/08	$123,000	$369,000	$492,000	—	—	—	0	—	—	N/A
	2/11/08	—	—	—	4,500	13,500	18,000	—	—	—	$795,780
	2/11/08	—	—	—	—	—	—	—	36,000	$44.21	$294,862

(1)	Represents annual incentive compensation bonus opportunities for fiscal year 2008 available to Named Executives under the terms of the Management Annual Incentive Plan or “Bonus Plan.” For fiscal year 2008, earnings per share of $3.58 and free cash flow of $664 million is required for performance at the maximum level with 75% of the bonus opportunity based on earnings per share and the balance based on free cash flow. The actual awards earned by the Named Executives for fiscal year 2008 are set forth in column (g) of the Summary Compensation Table. See “Compensation Discussion and Analysis – Annual Incentive Compensation” for further details.

(2)	Represents long-term incentive awards granted in 2008 to the Named Executives under the Amended and Restated Stock Incentive Plan or “Stock Plan.” These performance–based share awards may be earned based on achievement of performance goals over a three-year period commencing January 1, 2008 and ending on December 31, 2010. Performance goals are based upon average annual earnings per share growth over the performance period. Average annual earnings per share growth over the three-year performance period of at least 4% is required before any award is earned and at least 14% is required for a payout at the maximum level. Upon distribution of any performance shares earned by the executive, Cooper shall pay the executive an amount in cash equal to the aggregate amount of cash dividends the executive would have received had the executive been the record owner of the earned performance shares over the performance period. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding common shares. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.
(3)	As discussed in the “Compensation Discussion and Analysis,” Cooper bases its “target” performance level on “stretch” performance goals that provide a bonus opportunity at approximately 75% of the maximum bonus opportunity. Other companies typically set their target performance level based on expected or budgeted performance that provide a bonus opportunity at 50% of the maximum performance.
(4)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of the grant, which is the closing price on the grant date. The options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.
(5)	The grant date fair value of the stock option awards is $8.1906 per share. The grant date fair value of the performance-based shares is $44.21 per share. The grant date fair value for the performance-based share awards assumes payout at the maximum level of performance. See Cooper’s Annual Report for the year ended December 31, 2008 for a description of the FAS 123(R) valuations.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END(1)
     The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2008 for each Named Executive. The table also shows unvested and unearned stock awards (both time-based awards and performance-contingent) assuming a market value of $29.23 a share (the closing market price of Cooper’s stock on December 31, 2008).

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
								Awards:	Equity Incentive
					Number		Market	Number of	Plan Awards:
	Number of	Number of			of Shares		Value of	Unearned	Market or
	Securities	Securities			or Units		Shares or	Shares Units	Payout Value of
	Underlying	Underlying			of Stock		Units of	or Other	Unearned Shares,
	Unexercised	Unexercised	Option	Option	That		Stock That	Rights That	Units or Other
	Options (#)	Options (#)	Exercise	Expiration	Have Not		Have Not	Have Not	Rights that Have
Name	Exercisable	Unexercisable	Price ($)	Date	Vested(#)		Vested ($)	Vested (#)	Not Vested ($)
(a)	(b)(2)	(c)(2)	(e)(4)	(f)	(g)		(h)	(i)	(j)
Hachigian, K.S.	180,000	0	$17.61	2/29/2012	152,000	(5)	$4,442,960	151,200 (7)	$4,419,576	(7)
	100,000	0	$27.82	2/10/2011	40,000	(6)	$1,169,200	161,000 (8)	$4,706,030	(8)
	95,000	0	$35.47	2/08/2012	—		—		—
	105,000	0	$32.74	4/25/2012	—		—	—	—
	186,666	93,334 (3)	$41.19	2/13/2013	—		—	—	—
	93,333	186,667	$47.16	2/16/2014	—		—	—	—
	0	321,800	$44.21	2/11/2015

Klebe, T.A.	40,000	0	$18.97	2/08/2010	34,760	(5)	$1,016,035	32,400 (7)	$947,052	(7)
	42,800	0	$23.05	2/13/2011	—		—	33,760 (8)	$986,805	(8)
	93,868	0	$17.61	2/29/2012	—		—		—
	60,000	0	$27.82	2/10/2011	—		—	—	—
	60,800	0	$35.47	2/08/2012	—		—	—	—
	40,533	20,267	$41.19	2/13/2013	—		—	—	—
	20,000	40,000	$47.16	2/16/2014	—		—	—	—
	0	67,500	$44.21	2/11/2015

O’Grady, C.T.	55,000	0	$34.39	5/23/2012	20,000	(5)	$584,600	16,400 (7)	$479,372	(7)
	25,333	12,667	$41.19	2/13/2013	6,000	(6)	$175,380	18,000 (8)	$526,140	(8)
	10,000	20,000	$47.16	2/16/2014	12,000	(6)	$350,760		—
	0	36,000	$44.21	2/11/2015

Masse, G.A.	16,666	8,334	$41.19	2/13/2013	14,000	(5)	$409,220	14,000 (7)	$409,220	(7)
	8,666	17,334	$47.16	2/16/2014	25,000	(6)	$730,750	13,000 (8)	$379,990	(8)
	0	26,000	$44.21	2/11/2015

Stoessl, M.A.	1,268	0	$14.73	8/06/2012	16,000	(5)	$467,680	15,200 (7)	$444,296	(7)
	18,668	0	$27.82	2/10/2011	20,000	(6)	$584,600	18,000 (8)	$526,140	(8)
	32,000	0	$35.47	2/08/2012	—		—		—
	18,666	9,334	$41.19	2/13/2013	—		—	—	—
	9,333	18,667	$47.16	2/16/2014	—		—	—	—
	0	36,000	$44.21	2/11/2015

(1)	Column (d) “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” has been omitted since there are no items to report.

(2)	Options become one-third exercisable one year after the grant date, two-thirds exercisable two years after the grant date, and fully exercisable three years after the grant date.

(3)	The 280,000 stock options were granted to Mr. Hachigian in 2006 to recognize his new position as Cooper’s Chairman, CEO and President.

(4)	The exercise price of each option is equal to the fair market value of Cooper’s Class A common shares on the date of grant of the options, which is the average of the high and low sales price on the grant date for grants prior to 2007 and the closing price for grants in 2007 and thereafter.
(5)	Represents the earned performance-based share awards for the three-year performance period beginning on January 1, 2006 and ending on December 31, 2008. In February 2009, the Management Development and Compensation Committee of the Board of Directors determined that Cooper achieved the performance objectives at the maximum level. These performance shares vested on February 8, 2009. See “Compensation Discussion and Analysis – Performance-based Share Awards” for further details.
(6)	Represents restricted stock units granted to the Named Executive. In February 2007, Mr. Hachigian received a grant of 40,000 restricted stock units which vest in February 2012, Mr. Masse received a grant of 20,000 restricted stock units which vest 10,000 units each in February 2009 and 2011, and Mr. O’Grady received a grant of 12,000 restricted stock units which vest 6,000 units each in February 2010 and 2012. In February 2006, Mr. Masse received a grant of 5,000 restricted stock units which vest in January 2011. In February 2005, Mr. Stoessl received a grant of 20,000 restricted stock units which vest in February 2010. In May 2005, Cooper granted Mr. O’Grady 24,000 restricted stock units which vest 6,000 units each in June 2006, 2007, 2008 and 2009. The restricted stock units granted in May 2005 to Mr. O’Grady replace equity compensation forfeited upon his resignation from his prior employer. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the stock restrictions lapse. Dividend equivalents are calculated based on the same dividend rate that applies to Cooper’s outstanding common shares.
(7)	Represents the performance-based share grants for the performance period beginning on January 1, 2007 and ending December 31, 2009. The value of the awards shown in the table above assumes payout at the maximum level of performance. For purposes of determining compensation expense under FAS 123R, management has estimated that 50% of the performance-based share grants for this three-year performance period will be forfeited. If these estimated forfeitures were taken into account in determining the value of these grants at December 31, 2008, the respective values of these performance share grants would be as follows: K.S. Hachigian - $2,209,788; T.A. Klebe — $473,526; C.T. O’Grady — $239,686; G.A. Masse — $204,610; and M.A. Stoessl — $222,148. For a more detailed discussion see “Compensation Discussion and Analysis — Performance-based Share Awards.”
(8)	Represents the performance-based share grants for the performance period beginning on January 1, 2008 and ending on December 31, 2010. The value of the awards shown in the table above assumes payout at the maximum level of performance. For purposes of determining compensation expense under FAS 123R, management has estimated that all of the performance-based share grants for this three-year period will be forfeited. If these estimated forfeitures were taken into account in determining the value of these grants at December 31, 2008, the respective values for these performance share grants would be zero as compared to the amounts shown in column (j) above.

2008 OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information regarding options and stock awards exercised and vested, respectively, during 2008 for the Named Executives.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
Name	Acquired on Exercise(#)	Exercise ($)	Acquired on Vesting(#)		Vesting ($)
(a)	(b)	(c)	(d)		(e)

Hachigian, K.S.	0	0	160,000	(1)	$6,972,800
Klebe, T.A.	39,400	$990,725	34,760	(1)	$1,514,841
O’Grady, C.T.	0	0	21,680	(1)	$944,814
			6,000	(2)	$259,320
Masse, G.A.	0	0	16,000	(1)	$697,280
Stoessl, M.A.	0	0	18,400	(1)	$801,872

(1)	Amount shown represents performance-based share awards for the three-year performance period beginning on January 1, 2005 and ending on December 31, 2007, which vested on February 11, 2008. The award for Mr. Hachigian includes a supplemental grant of 105,720 performance share awards in recognition of his promotion to CEO in 2005.

(2)	Amount shown represents restricted stock units that vested during 2008 for the Named Executive.

2008 PENSION BENEFITS
     The following table discloses the years of credited service of the actuarial present value of the accrued benefits for, and payments during the last fiscal year to each of the Named Executives under the Cooper Pension Plan and Supplemental Excess Defined Benefit Plan.

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(2)	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Hachigian, K.S.	Cooper Pension Plan	5.7	$70,805	$0
Klebe, T.A.	Cooper Pension Plan	11.7	199,743	0
O’Grady, C.T.	Cooper Pension Plan	1.6	24,354	0
Masse, G.A.	Cooper Pension Plan	1.0	10,084	0
Stoessl, M.A.	Cooper Pension Plan	4.4	46,681	0

(1)	See “Compensation Discussion and Analysis – Retirement Benefits” for a discussion of the terms of the Cooper Pension Plan.

(2)	The present value of the accumulated pension benefits is computed on the same basis and using the same assumptions that Cooper uses for financial statement reporting purposes. For further details, see “Note 13 – Pension and Other Postretirement Benefits” to Cooper’s consolidated financial statements as set forth in Cooper’s Annual Report on Form 10-K for the period ended December 31, 2008.

2008 NONQUALIFIED DEFERRED COMPENSATION
     Various Cooper executives, including the Named Executives, may elect to defer all or a portion of the annual incentive awards earned under the Bonus Plan and stock awards earned under the Stock Plan. Under the Bonus Plan, an executive may also elect to receive all or a portion of the annual incentive award in Cooper Class A common shares instead of cash. Any cash deferrals are credited annually with interest at the average prime rate. Any stock deferrals are credited with dividend equivalents at the same rate as dividends are paid on Cooper Class A common shares. Deferrals under the Bonus Plan and Stock Plan are unfunded deferred compensation arrangements. Amounts credited to an executive’s deferred compensation account are distributed either as a lump sum payment or in installments based on deferral elections made by the executive in accordance with Section 409A of the Internal Revenue Code.
     Executives also earn deferred compensation under the Supplemental Executive Retirement Plan and Salary Deferral Plan and continue to receive interest credits on account balances under the Supplemental Savings Plan, which was frozen effective December 31, 2006. See “Compensation Discussion and Analysis – Retirement Benefits” for further details regarding these plans.
     The following table discloses contributions, earnings and balances for each of the Named Executives under the nonqualified deferred compensation arrangements discussed above.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	Last Fiscal
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	Year End
Name	Year ($)	Year ($)	Year ($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Hachigian, K.S.	$0	$473,667	$115,552	$0	$2,317,858
Klebe, T.A.	0	137,250	<778,400> (1)	0	4,935,323
O’Grady, C.T.	51,229	61,118	31,798	0	575,351
Masse, G.A.	0	44,769	4,464	0	97,662
Stoessl, M.A.	57,863	75,639	38,752	0	783,402

(1)	Aggregate earnings in the last fiscal year includes depreciation in the value of Cooper Class A common shares relating to earned stock awards that were deferred by Mr. Klebe.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Change in Control Arrangements
     Management Continuity Agreements
     Cooper has Management Continuity Agreements with the Named Executives and certain other key executives. The purpose of the agreements is to encourage the executives to carry out their duties when there is a possibility of a change in control of Cooper. The agreements are not ordinary employment agreements and do not provide any assurance of continued employment.
     If, during the two-year period following a change in control, Cooper or its successor terminates the executive’s employment other than for “cause” or the executive voluntarily terminates employment for “good reason” (as such terms are defined in the agreements), the executive shall receive:
•	A lump-sum cash payment equal to a multiple (3x in the case of the Chief Executive Officer, Chief Operating Officer and Senior and Executive Vice Presidents and 2x in the case of the other key executives) of the sum of the executive’s salary and bonus under the Management Annual Incentive Plan. For purposes of the lump sum cash payment, the bonus amount is based on the higher of: (1) the average annual bonus earned with respect to the prior three fiscal years, or (2) the target annual bonus for the fiscal year in which the date of termination occurs or, if higher, the fiscal year of the change in control.

•	The continuation of life, disability, accident and health insurance benefits for the number of years equal to the multiplier used to calculate the lump-sum severance payment, provided that health insurance benefits may be provided for up to an additional five years if such benefits are not available through another employer and the executive is under age 65.

•	A pro rata payment of his or her target bonus for the year of termination.

•	A lump sum payment equal to the incremental benefits and contributions that the executive would have received under Cooper’s various retirement and savings plans for the number of years equal to their multiplier, taking into account the severance benefits received by the executive.

•	Outplacement services for up to one year.

•	A tax gross-up of any excise tax due under the Internal Revenue Code for these types of agreements.
     Management Annual Incentive Plan
     The Named Executives participate in the Management Annual Incentive Plan, which provides an annual bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the “Committee”), bonuses are based upon performance goals set by the Committee in February of the bonus year. The Committee may make the award in cash or stock or a combination of both. The Plan provides that upon a change in control of Cooper, all outstanding awards will be deemed earned on a pro rata basis at the target level and will be paid in cash to each eligible executive.
     Stock Incentive Plan
     The Named Executives have been granted stock options, restricted stock units and performance-based share awards under the Stock Incentive Plan (“Stock Plan”). Options granted under the Stock Plan vest over a period of three years. Options granted prior to February 11, 2003 have a 10-year term. Options granted on February 11, 2003 have a 5-year term. Options granted on February 10, 2004 and thereafter have a 7-year term. The Committee has discretion under the Plan to grant options with a term of up to ten years. Restricted stock units vest pursuant to schedules approved by the Committee. Upon vesting, the restrictions on the stock units lapse and the holder is issued one unrestricted Class A common share per restricted stock unit. Depending on the specific award, dividend equivalents are payable on restricted stock units either on the dividend payment date or upon the date when the restrictions lapse. Performance-based share awards granted under the Stock Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued and cash equal to the dividends on the performance shares is paid.

The Stock Plan provides that upon a change in control of Cooper:
•	All options will be canceled and Cooper will make a cash payment to the Named Executives equal to the difference in the fair market value of Cooper Class A common shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price.

•	All outstanding performance shares will be deemed earned at the target level, all restrictions will lapse on any outstanding restricted stock units, and the Named Executives shall receive such form of consideration as they would have received had they been the owner of record of the performance shares and the shares representing restricted stock units at the time of the change in control plus a cash payment for any accrued dividends on the performance shares and restricted stock units.
2008 Potential Payments Upon Change In Control
     The following table shows potential payments if, during the two-year period following a change in control, a Named Executive is terminated (other than for “cause”) or voluntarily terminates employment for “good reason.” The amounts shown assume that the termination was effective on December 31, 2008, and are estimates that reflect the amounts that would be paid and the incremental value of benefits that would be enhanced through accelerated vesting of options and stock awards. The value of equity awards is based on Cooper’s closing market price of $29.23 on December 31, 2008. As discussed above, outstanding option and stock awards are paid out upon a change in control regardless of whether the Named Executive is terminated or voluntarily terminates employment following the change in control. Also, in addition to the amounts shown in the table below, the Named Executives would be entitled to any vested benefits including outstanding vested options and other awards shown in the “Outstanding Equity Awards at Fiscal-Year-End” table, pension benefits reflected in the “Pension Benefits Table” and balances under nonqualified deferred compensation plans shown in the “Nonqualified Deferred Compensation Table.”

					Retirement	Welfare
					and Savings	Benefits
	Cash	Pro rata	Option	Stock	Plan	and Out-	Tax
Name	Severance(1)	Bonus(2)	Awards(3)	Awards(4)	Contributions(5)	placement(6)	Gross-up	Total
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Hachigian, K.S.	$11,100,000	$2,199,400	0	$11,990,130	$1,349,700	$138,674	$8,784,517	$35,562,421
Klebe, T.A.	3,462,767	629,300	0	2,354,525	466,599	140,742	0	7,053,933
O’Grady, C.T.	2,065,000	310,800	0	1,827,642	235,560	135,172	1,569,720	6,143,894
Masse, G.A.	1,396,500	330,800	0	1,687,675	210,090	103,656	1,342,576	5,071,297
Stoessl, M.A.	1,630,667	369,000	0	1,711,646	186,530	103,637	0	4,001,480

(1)	Amounts shown in column (a) represent a cash payment equal to a multiple (3X in the case of Messrs. Hachigian, Klebe and O’Grady, and 2X in the case of Messrs. Stoessl and Masse) of the Named Executive’s salary and annual incentive bonus.

(2)	Amounts shown in column (b) represent payment of the Named Executive’s pro rata target bonus for the year of termination. Because the termination is assumed to be effective on December 31, 2008, the amounts shown represent the target bonus for the full year.

(3)	Amounts shown for option awards in column (c) represent the value of unvested options that would accelerate upon a change of control based on the difference between the closing price of Cooper’s common stock at the end of fiscal 2008 and the exercise price of the respective options.

(4)	Amounts shown for stock awards in column (d) represent the value of unvested performance share awards at the target performance level and unvested restricted stock units, the vesting of which would accelerate upon a change of control based on the closing price of Cooper’s common stock at the end of fiscal year 2008.

(5)	Amounts shown in column (e) represent additional credits the Named Executives would have received under the Retirement Savings and Stock Ownership Plan and Supplemental Executive Retirement Plan for the number of years equal to the multiplier used to calculate the cash severance. In addition, the amount for Mr. Masse includes accelerated vesting of accrued benefits under the Cooper Pension Plan.

(6)	Amounts shown in column (f) represent the value of life insurance for the severance period, continued health insurance benefits for eight years, plus $10,000 which represents the value of outplacement services for one year.
Potential Payments Upon Involuntary Termination
     The Committee determines the severance provided to the Chief Executive Officer upon the involuntary termination of employment of such officer. Upon involuntary termination of other executives including the Named Executives, Cooper’s policy is to provide a severance payment equal to the executive’s base salary for a period up to one year for senior executives with five or more years of continuous service and for up to nine months for senior executives with less than five years of continuous service. Also, depending on the circumstances and termination date, the Named Executive may receive a payout of the performance-based share awards not to exceed an amount based on the performance level actually achieved for the performance cycle. In the case of the Named Executives other than the Chief Executive Officer, the cash severance and value of performance share awards including accrued dividend equivalents for the 2006-2008 performance cycle is as follows: T.A. Klebe $565,000 and $1,105,716; C.T. O’Grady $273,750 and $636,200; G.A. Masse $275,625 and $445,340; and M.A. Stoessl $410,000 and $508,960. A Named Executive will generally forfeit other unvested equity awards including stock options, restricted stock units and performance share awards for performance cycles that end after the year of termination.
Potential Payments Upon Resignation or Retirement
     Upon voluntary resignation, a Named Executive would forfeit, as of the termination date, all outstanding annual cash incentive awards and equity awards including stock options, performance shares and restricted stock units. The Named Executive would be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the termination date.
     Upon retirement, a Named Executive would forfeit all outstanding annual cash incentive awards, performance share awards and restricted stock units. Any stock options granted more than one year before the retirement date would continue to vest and would be exercisable following retirement for a period of five years or the expiration date of the option, whichever is earlier. The Named Executive would also be entitled to any pension benefits and nonqualified deferred compensation that are vested as of the retirement date.

2008 EQUITY COMPENSATION PLAN INFORMATION

			Number of securities remaining
	Number of securities to be	Weighted-average exercise	available for future issuance
	issued upon exercise of	price of outstanding	under equity compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected in
	warrants and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	10,097,854 (1)	$37.37 (2)	11,573,494 (3)
Equity compensation plans not approved by security holders	0	N/A	494,680 (4)
Total	10,097,854	$37.37	12,068,174

(1)	Consists of: (a) 9,689,666 shares to be issued under the Stock Incentive Plan (including 7,649,340 outstanding stock options, 1,460,400 performance-based share awards that are issuable to the extent established performance goals are achieved and service-based forfeiture restrictions are satisfied, 506,100 unvested restricted stock units and 73,826 shares earned the receipt of which has been deferred); (b) 8,610 shares earned under the Management Annual Incentive Plan the receipt of which has been deferred; (c) 170,000 outstanding stock options and 159,658 shares earned but deferred under the Director Stock Plan; and (d) 69,920 shares earned but deferred under the Directors’ Retainer Fee Stock Plan.

(2)	Weighted average exercise price of outstanding options excludes the performance-based share awards, restricted stock units, and shares earned but deferred that are referred to in note 1 above.

(3)	Consists of shares available for issuance under Cooper plans as follows: Stock Incentive Plan – 8,313,211 shares; Management Annual Incentive Plan – 951,102 shares; Directors’ Stock Plan – 280,014 shares; Directors’ Retainer Fee Stock Plan – 88,282 shares; and Employee Stock Purchase Plan – 1,940,885 shares. There has been no offering outstanding under the Employee Stock Purchase Plan since 2003.

(4)	Consists of shares available for issuance under the Cooper (UK 2002) Employee Share Purchase Plan, which was approved by the Board of Directors on August 6, 2002. The exercise price for options granted under the plan is 85% of the market price of Cooper Class A common shares on the grant date. The plan allows Cooper employees residing in the United Kingdom to apply payroll deductions to the purchase of shares by exercising options granted under the plan. There has been no offering outstanding under this plan since 2002.

2008 DIRECTORS’ COMPENSATION
     A director who is also a Cooper employee receives no additional compensation for serving on the Board. Annual compensation for non-employee directors is comprised of cash and equity compensation. Cash compensation consists of an annual Board retainer, supplemental retainers for the chairs of Board committees and the presiding non-management director, and meeting fees. Prior to April 2008, annual equity compensation consisted of a stock award, restricted stock units and stock options. Effective as of April 2008, the Board approved eliminating stock option grants and attendance fees for Board and Committee meetings. Directors now receive annual retainers for serving on Board Committees. Each of these components is described in more detail below. The total 2008 compensation of our non-employee directors is shown in the following table:
DIRECTORS COMPENSATION TABLE (1)

				Change in Pension
				Value and
	Fees			Nonqualified
	Earned			Deferred
	or Paid in	Stock	Option	Compensation	All Other
Name	Cash(2)	Awards(3)(4)	Awards(3)(5)	Earnings	Compensation(7)	Total
(a)	(b)	(c)	(d)	(f)	(g)	(h)

Stephen G. Butler	$76,000	$168,360	$34,795	—	$5,000	$284,155
Robert M. Devlin	56,500	168,360	34,795	—	5,000	264,655
Ivor J. Evans	71,000	168,360	34,795	—	5,000	279,155
Linda A. Hill	56,500	168,360	34,795	$2,320 (6)	5,000	266,975
Lawrence D. Kingsley	56,500	168,360	13,177	—	2,000	240,037
James J. Postl	65,500	168,360	34,795	—	5,000	273,655
Dan F. Smith	66,500	168,360	34,795	—	5,000	274,655
Gerald B. Smith	80,500	168,360	34,795	—	5,000	288,655
Mark S. Thompson	56,500	168,360	13,177	—	0	238,037
James R. Wilson	61,000	168,360	34,795	—	5,000	269,155

(1)	Column (e) “Non-Equity Incentive Plan Compensation” has been omitted since there are no amounts to report.

(2)	Includes cash compensation earned by directors during the fiscal year. The following directors elected to receive stock in lieu of cash and have deferred the receipt of the shares pursuant to the Directors’ Retainer Fee Stock Plan: J. Postl and D. Smith.

(3)	The amounts shown in columns (c) and (d) above reflect the compensation cost included in Cooper’s financial statements for fiscal year 2008 per FAS 123(R) related to the stock and option awards. See Cooper’s Annual Report for the year ended December 31, 2008 for a description of the FAS 123(R) valuations. The compensation cost for the stock and option awards differs from the 2008 grant date fair values for these awards as shown in footnotes (4) and (5) below because the compensation cost for the stock options and restricted stock units is amortized over the respective vesting periods and includes a portion of the values for awards granted before 2008.

(4)	Pursuant to the Directors’ Stock Plan, on the date of the Annual Meeting of Shareholders each non-employee director receives equity compensation with a grant date fair value that is fixed at $175,000 and is delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards – one-third (equivalent to $58,333). For 2008, each non-employee director received 2,644 restricted stock units and 1,321 shares for the stock awards based on Cooper’s stock price of $44.13 per share, which is the closing price on the grant date. As of December 31, 2008, the aggregate number of deferred stock awards and restricted stock units outstanding, including accrued dividend equivalent shares, are: S. Butler – 16,562 shares; R. Devlin – 16,831 shares; I. Evans – 20,120 shares; L. Hill – 18,995 shares; L. Kingsley – 4,739 shares; J. Postl – 19,255 shares; D. Smith – 22,502 shares; G. Smith – 13,413 shares; M. Thompson – 4,739 shares and J. Wilson – 22,502 shares.

(5)	Non-employee directors did not receive any stock option grants in 2008. As of December 31, 2008, the aggregate number of stock options outstanding from stock option grants in prior years are: S. Butler – 20,000; R. Devlin – 28,000; I. Evans – 20,000; L. Hill – 26,000; L. Kingsley – 4,000; J. Postl – 16,000; D. Smith – 16,000; G. Smith – 24,000; M. Thompson – 4,000; and J. Wilson – 12,000.

(6)	Represents the aggregate change in the actuarial present value of an annual benefit to be received upon retirement from the Board pursuant to the Directors Retirement Plan. The Plan was terminated in April of 1996 and benefits earned were grandfathered.
(7)	Includes matching contributions made to charitable institutions by Cooper Industries Foundation on behalf of the director.
     Cash Compensation
     Non-employee directors receive an annual Board retainer that is paid on a quarterly basis. Effective April 2008, the Board approved increasing the annual Board retainer from $45,000 to $55,000. The presiding non-management director and Audit Committee chairman each receive a supplemental annual retainer of $15,000 and each non-employee chairman of the other Board committees receive a supplemental annual retainer of $10,000. Prior to April 2008, non-employee directors were paid meeting attendance fees of $2,000 for regular Board meetings, $1,500 for regular committee meetings and $2,000 for special Board or committee meetings. Effective April 2008, the Board approved eliminating attendance fees for Board and Committee meetings. Committee members are now paid the following annual retainers in lieu of meeting attendance fees: $12,000 to each member of the Audit committee and $6,000 to each member of the Management Development and Compensation Committee and Committee on Nominations and Corporate Governance.
     In lieu of receiving the annual retainers in cash, each non-employee director may elect, under the Directors’ Deferred Compensation Plan, to defer receipt of such cash amounts until a date determined by the director or until retirement from the Board. Deferred cash compensation earns interest at a market rate. Alternatively, each non-employee director may elect to receive all or a portion of the annual retainer fees in Cooper Class A common shares instead of cash, under the Directors’ Retainer Fee Stock Plan, which was approved by shareholders in April 1998. The Directors’ Retainer Fee Stock Plan also provides that each non-employee director may elect to defer the receipt of all or a portion of the shares of Cooper stock otherwise payable under the plan. Deferred compensation in the form of Cooper shares is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional deferred shares based on the current fair market value of Cooper’s Class A common shares.
     Stock Awards
     Under the Directors’ Stock Plan which was most recently approved by shareholders in April 2006, on the date of the Annual Meeting of Shareholders, each non-employee director receives equity compensation with an aggregate value that is fixed at $175,000 and delivered in the following proportions: restricted stock units – two-thirds (equivalent to $116,667) and stock awards (equivalent to $58,333). Restricted stock units represent one Class A common share each and vest during the year following grant on a pro-rata basis depending on the number of regularly scheduled Board meetings during the year. Restricted stock units are credited to a deferred share account and the account is credited with the amount of dividends that would have been paid on an equal number of outstanding shares and the dividend equivalents are used to purchase additional restricted stock units based on the current fair market value of Cooper’s Class A common shares. Upon a director’s cessation of service on the Board, restricted stock units are converted into Class A common shares and are distributed to the director in accordance with the director’s payment election. Each newly elected or appointed non-employee director receives, upon election or appointment, a pro-rata stock and restricted stock unit award according to the time remaining before the next annual meeting date. Each non-employee director may elect under the Directors’ Stock Plan to defer receipt of all or a portion of the Class A common shares payable under the plan until a date determined by the director or until retirement from the Board.
     Option Awards
     Effective in 2008, the Board approved eliminating stock option grants to non-employee directors. Stock options that were previously granted to non-employee directors vest on the third anniversary of the grant date and have a ten-year term. As of December 31, 2008 options for 170,000 shares were outstanding under the Directors’ Stock Plan.
     Directors’ Retirement Plan
     Prior to February 1996, under the Cooper Industries Inc. Directors’ Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board’s director tenure policy, was entitled to receive a benefit amount equal to the annual basic retainer for non-employee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable for the number of years in which the director served on the Board (counting a fractional year as a full year) with payment to cease with the death of the retired director. In February 1996, the Board terminated the retirement plan and no additional benefits have accrued after April 30, 1996. However, any benefits accrued under the plan at that time were grandfathered. Ms. Hill is the only current director who is eligible to receive benefits under the Directors’ Retirement Plan.
     Other Benefits
     We also provide non-employee directors with travel accident coverage of $500,000 and offer a matching gift program for contributions made by directors to a broad range of educational, health, welfare and cultural organizations up to a maximum match of $5,000 per year.
     Stock Ownership Guidelines
     The Board has established a stock ownership guideline of three times the annual retainer for each director.

AUDIT COMMITTEE REPORT
     The Audit Committee operates under a written charter adopted by the Board. The charter is available on our website as www.cooperindustries.com/common/governance. The Audit Committee is responsible for the oversight of the integrity of Cooper’s consolidated financial statements, Cooper’s system of internal controls over financial reporting, the qualifications and independence of Cooper’s independent registered public accounting firm (independent auditor), the performance of Cooper’s internal auditor and independent auditor and Cooper’s compliance with legal and regulatory requirements. Subject to approval by the shareholders, we have the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace Cooper’s independent auditor. The Board has determined that each Committee member is independent under applicable independence standards of the NYSE and Securities Exchange Act of 1934, as amended.
     The Committee serves in an oversight capacity and is not part of Cooper’s managerial or operational decision-making process. Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (GAAP) and for the report on Cooper’s internal control over financial reporting. Cooper’s independent auditor, Ernst & Young LLP (Ernst & Young), is responsible for auditing those financial statements, expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of Cooper’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on Cooper’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management, the internal auditor and the independent auditor.
     We held ten meetings during 2008. The Committee, among other things:
•	Reviewed and discussed Cooper’s quarterly earnings releases, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, including the consolidated financial statements;

•	Reviewed and discussed the major financial risk exposures of Cooper and its business units, as appropriate;

•	Reviewed and discussed the annual plan and the scope of work of the internal auditor for 2008 and summaries of the significant reports to management by the internal auditor;

•	Reviewed and discussed the annual plan and scope of work of the independent auditor;

•	Reviewed and discussed reports from management on Cooper’s compliance with applicable legal and regulatory requirements; and

•	Met with Ernst & Young and the internal auditor in executive sessions.
     We reviewed and discussed with management, the internal auditor and Ernst & Young: the audited consolidated financial statements for the year ended December 31, 2008, the critical accounting policies that are set forth in Cooper’s Annual Report on Form 10-K, management’s annual report on Cooper’s internal control over financial reporting and Ernst & Young’s opinion on the effectiveness of the internal control over financial reporting.
     We discussed with Ernst & Young matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board, including, among other things, matters related to the conduct of the audit of Cooper’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or superseded (Communications with Audit Committees). This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of Cooper’s accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in Cooper’s consolidated financial statements, including the disclosures related to critical accounting policies.
     Ernst & Young also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee. Ernst & Young represented that it is independent from Cooper and we discussed with Ernst & Young their independence from Cooper, and considered if services they provided to Cooper beyond those rendered in connection with their audit of Cooper’s annual consolidated financial statements included in its annual report on Form 10-K, reviews of Cooper’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q, and their opinion on the effectiveness of Cooper’s internal control over financial reporting were compatible with maintaining their independence. We also reviewed and preapproved, among other things, the audit, audit-related and tax services performed by Ernst & Young. We received regular updates on the amount of fees and scope of audit, audit-related, and tax services provided.

     Based on our review and these meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that Cooper’s audited consolidated financial statements for the year ended December 31, 2008 be included in Cooper’s Annual Report on Form 10-K. We also selected Ernst & Young as Cooper’s independent auditor for the year ended December 31, 2009 and are presenting the selection to the shareholders for approval.
     Respectfully submitted,

Stephen G. Butler, Chairman	Gerald B. Smith
James J. Postl	James R. Wilson
RELATIONSHIP WITH INDEPENDENT AUDITORS
     The Audit Committee appoints, subject to shareholder approval, our independent auditors for each year. During the year ended December 31, 2008, Ernst & Young LLP was employed principally to perform the annual audit and to render other services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table.

Year Ended December 31	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2008	$3,911,000	$592,000	$1,292,000	$0
2007	4,116,000	996,000	1,041,000	0
     Audit fees include fees for the audit and quarterly reviews of the consolidated financial statements, the internal control audit pursuant to Section 404 of the Sarbanes-Oxley Act, statutory audits of subsidiaries required by governmental or regulatory bodies, comfort letters, consents, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting principles. Audit-related fees principally include fees for merger and acquisition assistance and pension and benefit plan audits. Tax fees primarily include fees for tax compliance such as tax return preparation for international subsidiaries, and tax planning and advice relating to tax audits, internal reorganizations and international operations. In 2008, tax compliance fees were $482,000 and fees for tax planning and advice were $810,000. In 2007, tax compliance fees were $684,000 and fees for tax planning and advice were $357,000. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.
     The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by independent auditors. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for any particular category of non-audit services and to engage the independent auditor for any non-audit services not included in the budget. The Committee may delegate pre-approval authority to one or more members of the Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. No non-audit services were rendered pursuant to the de minimis safe harbor exception to the pre-approval requirements under Section 10A of the Securities Exchange Act of 1934.
     Representatives of Ernst & Young LLP will be available to answer questions and discuss matters pertaining to the reports of the independent auditors contained in the financial statements included in Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Representatives of Ernst & Young LLP will have the opportunity to make a statement, if they desire to do so.

ANNUAL REPORT ON FORM 10-K
     If you received a printed copy of the proxy materials, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission was sent to you with this proxy statement. It is also available at the “Investor Center” tab on our website (www.cooperindustries.com) or may be obtained upon request and without charge, by writing to:
Director, Investor Relations
Cooper Industries, Ltd.
P.O. Box 4446
Houston, Texas 77210
INCORPORATION BY REFERENCE
     To the extent that this Proxy Statement is incorporated by reference into any other filing by Cooper under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the Securities and Exchange Commission) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the Securities and Exchange Commission.

PROPOSAL 2
APPOINTMENT OF INDEPENDENT AUDITORS
     Under Section 89 of the Companies Act, 1981 of Bermuda, our shareholders have the authority to appoint our independent auditors and to authorize our Audit Committee to determine the auditors’ remuneration. The Audit Committee has tentatively selected Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2009. The Board of Directors is asking shareholders to approve such appointment and authorize our Audit Committee to determine the auditors’ remuneration.
     Ernst & Young LLP acted as independent auditors for the 2008 fiscal year. Information pertaining to the services rendered by Ernst & Young LLP is included under the caption “Relationship with Independent Auditors.”
     The Board of Directors recommends a vote FOR Proposal 2.

PROPOSAL 3
SHAREHOLDER PROPOSAL RELATING TO INTERNATIONAL
LABOR ORGANIZATION HUMAN RIGHTS STANDARDS
     The New York City Teachers’ Retirement System, owner of 176,077 Cooper Class A common shares, the New York City Employees’ Retirement System, owner of 183,922 Cooper Class A common shares, the New York City Fire Department Pension Fund, owner of 29,150 Cooper Class A common shares, the New York City Police Pension Fund, owner of 79,250 Cooper Class A common shares, and the New York City Board of Education Retirement System, owner of 8,500 Cooper Class A common shares, through their custodian and trustee, The Office of the Comptroller of New York City, 1 Centre Street, New York, N.Y. 10007-2341, have informed us that they intend to present the following proposal at the meeting. Other shareholders who are co-filers of the following resolution are: Benedictine Sisters, P.O. Box 28037, San Antonio, Texas 78228, owner of 240 Cooper Class A common shares; Domini Social Investments LLC, 536 Broadway, 7th Floor, New York, New York 10012-3915, owner of 2,286 Cooper Class A common shares; the Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, owner of 200 Cooper Class A common shares; and the Sisters of Loretto, 5125 Lenox Avenue, St. Louis, Missouri 63119-4343, owner of 916 Cooper Class A common shares.
GLOBAL HUMAN RIGHTS STANDARDS
Whereas, Cooper Industries, Ltd. currently has extensive overseas operations, and
Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and
Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and
Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and
Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:
1.	All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5.	There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained.
Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.
RECOMMENDATION OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote AGAINST Proposal 3.
     Cooper has a long-standing and well-recognized record to support workplace human rights wherever Cooper does business worldwide. Cooper’s Code of Ethics and Business Conduct (“Code”), initially developed in 1961, has been translated into seven languages and distributed to all employees worldwide. The Code is available on the Company’s website at www.cooperindustries.com/common/governance. The Code and Cooper’s human resources policies and programs are based on the principle that all employees must be treated with dignity and respect. Cooper’s existing policies and practices already address the concerns expressed in the above proposal and ensure compliance with global human rights standards. Specifically, the Code and existing policies and practices address the following matters:
•	Cooper’s Code provides that employees are free to select collective bargaining representation.

•	The Code also provides that where trade unions are present, Cooper will deal with them fairly and conduct negotiations in a purposeful and non-adversarial manner. Accordingly, worker representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions.

•	Cooper’s policy concerning equal employment opportunities provides individuals full equality of opportunity without regard to an individual’s race, color, religion, sex, age, national origin, or mental or physical disability.

•	Cooper prohibits the use of forced labor and child labor. Cooper does not employ any person younger than 16 years of age.
     Cooper enforces its Code and other policies affecting workplace human rights through a well-developed compliance program. Cooper’s compliance function, which is headed by an executive officer, oversees the worldwide distribution of the Code, compliance with its standards and enforcement efforts. The compliance program includes a hotline that Cooper employees and others are encouraged to use to report potential violations of the Code. Anyone contacting the hotline may provide his or her name or report anonymously. Each report is investigated and actions are taken as needed to address any violations and to prevent reoccurrence.
     In addition, compliance procedures include auditing programs to periodically review Company facilities worldwide for compliance with local law and Cooper’s standards concerning workers’ health and safety. In light of the Company’s well-developed compliance process, Cooper management believes that the outside monitoring advocated by the proponent is unnecessary and that workplace standards are better served by Cooper’s commitment to continuously improve and devote resources to its internal programs that are dedicated to achieving the same goals.
     For these reasons, the Board of Directors recommends a vote AGAINST Proposal 3.

APPENDIX A
List of Benchmark Companies for Executive Compensation
     In the Hay Group Total Compensation Survey, Cooper benchmarks the compensation for each position to a group of industrial companies that have the same position with a comparable rating under the Hay Survey. The following industrial companies were used to benchmark the compensation of the CEO and other Named Executives.

Air Liquide America	Harris Teeter
Air Products	Hexion Specialty Chemicals
ARAMARK	HMSHost
ArvinMeritor	J. C. Penney
Ashland	Kohl’s
BASF	Lehigh Hanson
Best Buy	Limited Brands
Blue Shield of California	Lowe’s
Brinker International	Lubrizol
Bunge	Macy’s
Caterpillar	Medco Health Solutions
Chevron	Metso Minerals Industries
Chiquita Brands International	Nestle USA
CHS	NewMarket
Comcast Cable Communications	NOVA Chemicals
CVS/Caremark	Polo Ralph Lauren
Darden Restaurants	Potash Corporation of Saskatchewan
Del Monte Foods	PPG Industries
Dominion Resources	Praxair
Dow Chemical	Rockwell Collins
Dow Corning	Rohm and Haas
Dunkin’ Brands	Saks
Eastman Chemical	Staples
Eaton Corporation	SUEZ Energy
Foot Locker	The Gap
GameStop	TJX Companies
Gardner Denver Inc.	Union Pacific
Goodrich	Watson Pharmaceuticals

A-1

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	COPER1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COOPER INDUSTRIES, LTD.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES, “FOR” ITEM 2 AND “AGAINST” ITEM 3.		☐	☐	☐
Vote On Directors
1.	ELECTION OF DIRECTORS Nominess:

01) Ivor J. Evans 02) Kirk S. Hachigian 03) Lawrence D. Kingsley 04) James R. Wilson

Vote On Proposal

		For	Against	Abstain

2.	Appoint Ernst & Young LLP as our independent auditors for the year ending 12/31/2009.	☐	☐	☐

3.	Shareholder proposal requesting Cooper to implement a code of conduct based on international labor organization human rights standards.	☐	☐	☐

4.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST Item 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box ☐
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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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COPER2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
COOPER INDUSTRIES, LTD.
ANNUAL MEETING OF SHAREHOLDERS
APRIL 27, 2009
The shareholder(s) hereby appoint(s) Bruce M. Taten and Terrance V. Helz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cooper Industries, Ltd. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 a.m., Central Time on April 27, 2009, at the Corporate Headquarters, 54th Floor Conference Room, Chase Tower, 600 Travis, Houston, TX 77002, and any adjournment or postponement thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ITEM 2 AND AGAINST ITEM 3.

This card also constitutes voting instructions for any shares held for the shareholder in Cooper’s Dividend Reinvestment and Stock Purchase Plan and the Cooper Industries Retirement Savings and Stock Ownership Plan, as well as any shares acquired through Cooper’s Employee Stock Purchase Plan that are being held in a book-entry account at Computershare Trust Company, N.A., as described in the Notice of Meeting and Proxy Statement.
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Address Change/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE